Exhibit 99.3

PRO FORMA VALUATION REPORT

BSB BANCORP, INC.

Belmont, Massachusetts

PROPOSED HOLDING COMPANY FOR:

BELMONT SAVINGS BANK

Belmont, Massachusetts

Dated As Of:

May 13, 2011

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

May 13, 2011

Board of Trustees

BSB Bancorp, MHC

Boards of Directors

BSB Bancorp, Inc.

Belmont Savings Bank

2 Leonard Street

Belmont, Massachusetts 02478

Members of the Boards of Trustees and Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Massachusetts Commissioner of Banks (the “Commissioner”) in the absence of separate written valuation guidelines.

Description of Plan of Conversion

On June 2, 2011, the Board of Trustees of BSB Bancorp, MHC, (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of BSB Bancorp, Inc., a Massachusetts corporation (“Bancorp”), adopted the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, Bancorp, which currently owns all of the issued and outstanding common stock of Belmont Savings Bank, Belmont, Massachusetts (“Belmont Savings” or the “Bank”) will be succeed by a Maryland corporation with the name of BSB Bancorp, Inc. (“BSB Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as BSB Bancorp or the Company.

BSB Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Belmont Savings’ employee stock ownership plan (the “ESOP”) and Employees, Officers, Directors, Trustees and Corporators, as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Belmont Savings and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Trustees

Boards of Directors

Boards of Directors

May 13, 2011

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, BSB Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion and reorganization provides for the establishment of a new charitable foundation, Belmont Savings Bank Foundation, Inc. (the “Foundation”). The Foundation will be funded with BSB Bancorp common stock contributed by the Company in an amount equal to 2.0% of the shares of common stock sold in the offering and $200,000 cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Belmont Savings operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, Belmont Savings, the MHC and the other parties engaged by Belmont Savings or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of BSB Bancorp, Belmont Savings and the MHC, including the prospectus as filed with the FRB, the FDIC, the Commissioner and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company that has included a review of audited financial information for the fiscal years ended September 30, 2006 through December 31, 2010 and a review of various unaudited information and internal financial reports through March 31, 2011. We have also conducted due diligence related discussions with BSB Bancorp’s management; Shatswell, MacLeod & Company, P.C., BSB Bancorp’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., BSB Bancorp’s’ conversion counsel; and Keefe, Bruyette & Woods, Inc., BSB Bancorp’s financial and marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Trustees

Boards of Directors

Boards of Directors

May 13, 2011

We have investigated the competitive environment within which BSB Bancorp operates and have assessed the Company’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on BSB Bancorp and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of BSB Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates. We have compared BSB Bancorp’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on BSB Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of BSB Bancorp. The valuation considers BSB Bancorp only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone. It is our understanding that BSB Bancorp intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 13, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $69,360,000 at the midpoint, equal to 6,936,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $58,956,000 and a maximum value of $79,764,000. Based

Board of Trustees

Boards of Directors

Boards of Directors

May 13, 2011

on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 5,895,600 at the minimum and 7,976,400 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $91,728,600 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 9,172,860. Based on this valuation range, the offering range is as follows: $57,800,000 at the minimum, $68,000,000 at the midpoint, $78,200,000 at the maximum and $89,930,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 5,780,000 at the minimum, 6,800,000 at the midpoint, 7,820,000 at the maximum and 8,993,000 at the super maximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of BSB Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the financial condition and operations of BSB Bancorp as of March 31, 2011, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of BSB Bancorp, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market, the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Board of Trustees

Boards of Directors

Boards of Directors

May 13, 2011

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer and
Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

BSB BANCORP, INC.

BELMONT SAVINGS BANK

Belmont, Massachusetts

DESCRIPTION	PAGE NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.5
Income and Expense Trends	I.8
Interest Rate Risk Management	I.12
Lending Activities and Strategy	I.13
Asset Quality	I.16
Funding Composition and Strategy	I.17
Subsidiary Activity	1.18
Legal Proceedings	I.18

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.5
Regional Economy	II.7
Unemployment Trends	II.8
Market Area Deposit Characteristics and Competition	II.9

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.5
Income and Expense Components	III.8
Loan Composition	III.12
Interest Rate Risk	III.12
Credit Risk	III.15
Summary	III.15

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS BSB BANCORP, INC. BELMONT SAVINGS BANK Belmont, Massachusetts (continued)
DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.6
5. Dividends	IV.8
6. Liquidity of the Shares	IV.8
7. Marketing of the Issue	IV.9
A. The Public Market	IV.9
B. The New Issue Market	IV.13
C. The Acquisition Market	IV.15
8. Management	IV.15
9. Effect of Government Regulation and Regulatory Reform	IV.17
Summary of Adjustments	IV.17
Valuation Approaches:	IV.18
1. Price-to-Earnings (“P/E”)	IV.19
2. Price-to-Book (“P/B”)	IV.20
3. Price-to-Assets (“P/A”)	IV.22
Comparison to Recent Offerings	IV.22
Valuation Conclusion	IV.23

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

BSB BANCORP, INC.

BELMONT SAVINGS BANK

Belmont, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.10

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.16

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Market Pricing Comparatives	IV.16
4.4	Public Market Pricing	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Belmont Savings Bank (“Belmont Savings” or the “Bank”), chartered in 1885, is a Massachusetts chartered stock savings bank headquartered in Belmont, Massachusetts. In 2009, Belmont Savings reorganized into the mutual holding company structure, forming BSB Bancorp, MHC, a Massachusetts mutual holding company (the “MHC”). The MHC owns 100% of the outstanding common stock of BSB Bancorp, Inc., a Massachusetts corporation (“Bancorp”). Belmont Savings is the wholly owned subsidiary of Bancorp. Belmont Savings serves the Boston metropolitan area through the main office and three full service branch offices, which are all located in Middlesex County. A map of Belmont Savings’ office locations is provided in Exhibit I-1. Belmont Savings is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of March 31, 2011, the MHC had consolidated total assets of $529.3 million, total deposits of $377.3 million and total equity of $47.2 million equal to 8.9% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

On June 2, 2011, the Board of Trustees of the MHC adopted the plan of conversion, whereby the MHC will convert to stock form. As a result of the conversion, Bancorp, which currently owns all of the issued and outstanding common stock of Belmont Savings will be succeed by a Maryland corporation with the name of BSB Bancorp, Inc., a newly formed Maryland stock holding company (“BSB Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as BSB Bancorp or the Company.

BSB Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including Belmont Savings’ employee stock ownership plan (the “ESOP”) and Employees, Officers, Directors, Trustees and Corporators, as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 2

after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Belmont Savings and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, BSB Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Belmont Savings maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, BSB Bancorp’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which lending has emphasized originations of 1-4 family permanent mortgage loans and funding has been largely generated through retail deposits. In 2009, the Company embarked on a new strategic direction designed to increase the growth and profitability of the Company. To facilitate implementation of new strategic initiatives, the Company has added senior management infrastructure including the appointment of a new President and Chief Executive Officer in May 2010. The Company is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of retail customers and businesses in the communities that are served by the Company. Growth strategies are emphasizing increased lending diversification that targets growth of commercial real estate and multi-family loans, home equity lines of credit, commercial business loans and indirect automobile loans. The Company’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Company is seeking to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 3

Recent trends in the Company’s balance sheet show asset growth has been sustained by loan growth funded through growth of deposits. Loan growth strategies will continue to emphasize maintaining high asset quality, as the Company has effectively managed to preserve its asset quality during the economic downturn and credit crisis that led to the implosion of the housing market. BSB Bancorp is not a subprime lender and does not hold any investments in high risk collateralized debt obligations (“CDOs”).

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Investment grade corporate bonds (rated AAA or better) constitute the major portion of the Company’s investment portfolio, with other investments consisting of mortgage-backed securities, U.S. Government and agency obligation and FHLB stock.

Deposits have consistently served as the primary interest-bearing funding source for the Company and have funded the Company’s asset growth as well as the pay down of borrowings in recent years. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Company’s deposit base, with the concentration of core comprising total deposits increasing in recent years. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. Borrowings utilized the Company consist primarily of FHLB advances.

BSB Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. In recent periods, the Company’s net interest margin has trended higher as interest rate spreads have increased with the decline in short-term interest rates and resulting steeper yield curve. In particular, the Company’s balance sheet is liability-sensitive in the short-term and, therefore, funding costs have decreased more rapidly relative to yields earned on less rate sensitive interest-earning assets. Trends in the Company’s interest-earning asset composition towards a higher concentration of loans and interest-bearing funding composition towards a higher concentration deposits have also contributed to increases in the Company’s interest rate spreads. Operating expense ratios have also trended higher over the past few years, which have been mostly related to senior management infrastructure that has been put into place to facilitate implementation of the Company’s strategic plan. Historically, non-interest operating income has been a limited contributor to earnings, reflecting the Company’s traditional thrift operating strategy that has provided for only a modest earnings contribution from fee-based products and services. Growth of non-operating income is a strategic initiative for the Company, pursuant to which the Company is seeking to build full service banking relationships with its retail and commercial customers that will generate increased revenues derived from fee-based products and services.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 4

The post-offering business plan of the Company is expected to continue to focus on operating and growing a profitable institution. Accordingly, BSB Bancorp will continue to be an independent full service community bank, with a commitment to meeting the retail and commercial banking needs of individuals and businesses in Middlesex County and markets nearby to Middlesex County.

The Company’s Board of Directors has elected to complete a public stock offering to sustain recent growth strategies and facilitate implementation of its strategic plan. The capital realized from the stock offering will increase the Company’s operating flexibility and allow for continued growth of the balance sheet. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in BSB Bancorp’s funding costs. Additionally, BSB Bancorp’s higher equity-to-assets ratio will also better position the Company to pursue expansion opportunities. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would increase market penetration in the markets currently served by the Company or to gain a market presence into nearby complementary markets. The Company will also be bettered position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and ability to offer stock as consideration. At this time, the Company has no specific plans for expansion, but will continue to evaluate branch expansion as such opportunities arise. Depending on market conditions, the Company intends to expand its branch network by at least two de novo or acquired branch offices over the next four years. The projected uses of proceeds are highlighted below.

•

BSB Bancorp, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be invested into short-term investment grade securities and liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•

Belmont Savings Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 5

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with BSB Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data from fiscal year end September 30, 2006 through March 31, 2011. The Company switched to a calendar year fiscal year following the fiscal year ended September 30, 2009. From fiscal year end 2006 through March 31, 2011, BSB Bancorp’s assets increased at a 3.1% annual rate. Asset growth was largely driven by loan growth and more recently an increase in cash and cash equivalents following the sale of investment securities in the first quarter of 2011. Asset growth was funded by deposit growth and increased utilization of borrowings during fiscal years 2007 through 2009. A summary of BSB Bancorp’s key operating ratios from fiscal year end 2006 through March 31, 2011 is presented in Exhibit I-3.

BSB Bancorp’s loans receivable portfolio increased at a 3.5% annual rate from fiscal year end 2006 through March 31, 2011, with the loan portfolio exhibiting the most significant growth during the three months ended March 31, 2011. The relatively strong loan growth during first quarter of 2011 reflects implementation of lending initiatives set forth in the Company’s strategic plan. The Company’s stronger loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 71.3% at fiscal year end 2006 to 72.4% at March 31, 2011.

While residential mortgage loans represent the largest concentration in the Company’s loan portfolio, BSB Bancorp’s emphasis on growing a more diversified loan portfolio is evidenced by recent trends in its loan portfolio composition. Trends in the Company’s loan portfolio composition since fiscal year end 2006 show that the concentration of 1-4 family permanent mortgage loans, including second mortgage loans, comprising total loans decreased from 78.4% of total loans at fiscal year end 2006 to 45.5% of total loans at March 31, 2011. Comparatively, from fiscal year end 2006 through March 31, 2011, commercial real estate loans increased from 12.9% to 29.4% of total loans, home equity lines of credit increased from 3.5% of total loans to 8.8% of total loans, consumer loans increased from 0.3% of total loans to 8.2% of total loans, commercial business loans increased from 2.4% of total loans to 4.3% of total

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 6

Table 1.1

BSB Bancorp, Inc.

Historical Balance Sheet Data

															9/30/06- 3/31/11 Annual. Growth Rate
	At Fiscal Year Ended September 30,								At Year Ended December 31,				At March 31,
	2006		2007		2008		2009		2009		2010		2011
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$461,341	100.00%	$449,885	100.00%	$482,847	100.00%	$500,254	100.00%	$504,944	100.00%	$500,287	100.00%	$529,274	100.00%	3.10%
Cash and cash equivalents	9,293	2.01%	14,101	3.13%	8,600	1.78%	16,390	3.28%	16,398	3.25%	20,988	4.20%	35,898	6.78%	35.03%
Interes-bearing time deposits	370	0.08%	370	0.08%	388	0.08%	388	0.08%	394	0.08%	119	0.02%	119	0.02%	-22.28%
Investment securities	97,915	21.22%	88,983	19.78%	84,916	17.59%	93,046	18.60%	103,159	20.43%	108,173	21.62%	78,997	14.93%	-4.66%
Loans held-for-sale	—	0.00%	—	0.00%	—	0.00%	—	0.00%	250	0.05%	3,775	0.75%	1,066	0.20%	NM
Loans receivable, net	328,772	71.26%	321,039	71.36%	358,415	74.23%	359,195	71.80%	351,753	69.66%	336,936	67.35%	383,014	72.37%	3.45%
FHLB stock	5,464	1.18%	5,333	1.19%	7,838	1.62%	8,038	1.61%	8,038	1.59%	8,038	1.61%	8,038	1.52%	8.96%
Bank-owned life insurance	12,271	2.66%	12,901	2.87%	13,583	2.81%	14,133	2.83%	13,621	2.70%	11,954	2.39%	12,075	2.28%	-0.36%
		0
Deposits	$320,307	69.43%	$300,889	66.88%	$270,144	55.95%	$300,120	59.99%	$312,694	61.93%	$346,899	69.34%	$377,320	71.29%	3.71%
Borrowings	92,857	20.13%	99,147	22.04%	162,751	33.71%	141,983	28.38%	139,122	27.55%	100,653	20.12%	98,476	18.61%	1.31%
Equity	$41,504	9.00%	$42,508	9.45%	$41,492	8.59%	$42,909	8.58%	$43,825	8.68%	$46,927	9.38%	$47,183	8.91%	2.89%
Loans/Deposits		102.64%		106.70%		132.68%		119.68%		112.49%		97.13%		101.51%
Full Service Banking Offices Open	4		4		4		4		4		4		4

(1)	Ratios are as a percent of ending assets.

Sources: BSB Bancorp’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 7

loans and construction loans increased from 2.5% of total loans to 3.8% of total loans. The decrease in the concentration of 1-4 family loans comprising the loan portfolio was attributable to both a decline in the balance of 1-4 family loans and growth of other types of loans. The decrease in 1-4 family loans reflects the Company’s general philosophy of selling most originations of 1-4 family fixed rate loans into the secondary market. The Company’s indirect auto lending initiative accounted for almost all of the growth of the consumer loan portfolio, as the Company’s diversification into other types of consumer lending has remained limited.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting BSB Bancorp’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Since fiscal year end 2006, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 21.1% of assets at fiscal year end 2008 to a high of 27.4% of assets at December 31, 2010. Cash and investments equaled 23.3% of total assets at March 31, 2011. The decrease in the cash and investments in the first quarter of 2011 was due to a decrease in investment securities, which was in part related to the sale of the Company’s entire portfolio of equity securities which totaled $12.1 million. Funds realized from the decline in investment securities were in part deployed into cash and cash equivalents to provide increased liquidity in anticipation of funding loan originations. Cash and cash equivalents ranged from a low of 1.8% of assets at fiscal year end 2008 to a high of 6.8% of assets at March 31, 20111. Corporate debt securities totaling $46.9 million comprised the most significant component of the Company’s investment portfolio at March 31, 2011. Other investments held by the Company at March 31, 2011 consisted of mortgage-backed securities ($16.4 million) and U.S. Government and federal agency obligations ($15.6 million). The Company also held $35.9 million of cash and cash equivalents and $8.0 million of FHLB stock at March 31, 2011. All investments are maintained as held to maturity, except for $1,000 of marketable equity securities held as available for sale. Exhibit I-4 provides historical detail of the Company’s investment portfolio.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s employees. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2011, the cash surrender value of the Company’s BOLI equaled $12.1 million.

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I. 8

Since fiscal year end 2006, BSB Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal year end 2006 through March 31, 2011, the Company’s deposits increased at a 3.7% annual rate. Since fiscal year end 2007, deposits have trended steadily higher. Recent deposit growth trends reflect that deposit growth has been primarily driven by growth of savings account deposits which has served to increase the concentration of core deposits comprising total deposits. Core deposits comprised 64.6% of average total deposits for the three months ended March 31, 2010, versus 55.1% of average total deposits for the fiscal year ended September 30, 2008.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From fiscal year end 2006 to March 31, 2011, borrowings increased at an annual rate of 1.3%. The Company’s utilization of borrowings reached a peak balance of $162.8 million or 33.7% of assets at fiscal year end 2008. Since fiscal year end 2008, borrowings have trended lower to equal $98.5 million or 18.6% of assets at March 31, 2011. The Company’s utilization of borrowings has primarily consisted of FHLB advances, but also includes repurchase agreements and other borrowed funds that consist of the balance of loans sold with recourse.

The Company’s equity increased at a 2.9% annual rate from fiscal year end 2006 through March 31, 2011, which was largely related to retention of earnings. All of the Company’s capital is tangible capital and Belmont Savings maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2011. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, BSB Bancorp’s ROE will initially be depressed following its stock conversion as the Company’s pro forma capital position will be significantly higher following the infusion of net stock proceeds into capital.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements beginning in fiscal year 2006 through the twelve months ended March 31, 2011. The Company’s reported earnings ranged from a net loss of $436,000 or negative 0.10% of average assets during fiscal year 2008 to net income of $2.4 million or 0.49% of average assets during the twelve months ended March

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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Table 1.2

BSB Bancorp, Inc.

Historical Income Statements

													For the Twelve months ended
	For the Fiscal Year Ended September 30,								For the Year Ended December 31,
	2006		2007		2008		2009		2009		2010		3/31/11
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$21,707	4.89%	$23,090	5.19%	$23,032	5.04%	$23,539	4.77%	$23,094	4.65%	$21,201	4.23%	$20,724	4.14%
Interest expense	(11,978)	-2.70%	(14,006)	-3.15%	(13,294)	-2.91%	(11,148)	-2.26%	(10,371)	-2.09%	(7,568)	-1.51%	(6,995)	-1.40%

Net interest income	$9,729	2.19%	$9,084	2.04%	$9,738	2.13%	$12,391	2.51%	$12,723	2.56%	$13,633	2.71%	$13,729	2.74%
Provision for loan losses	(334)	-0.08%	(100)	-0.02%	(375)	-0.08%	(597)	-0.12%	(366)	-0.07%	(438)	-0.09%	(630)	-0.13%

Net interest income after provisions	$9,395	2.12%	$8,984	2.02%	$9,363	2.05%	$11,794	2.39%	$12,357	2.49%	$13,195	2.63%	$13,099	2.62%
Other operating income	$917	0.21%	$1,039	0.23%	$1,550	0.34%	$1,393	0.28%	$1,293	0.26%	$1,097	0.22%	$1,022	0.20%
Operating expense	(10,076)	-2.27%	(9,261)	-2.08%	(9,300)	-2.04%	(10,167)	-2.06%	(10,462)	-2.10%	(12,869)	-2.57%	(13,911)	-2.78%

Net operating income	$236	0.05%	$762	0.17%	$1,613	0.35%	$3,020	0.61%	$3,188	0.64%	$1,423	0.28%	$210	0.04%
Non-Operating Income
Gain(loss) on sale of loans	$95	0.02%	$116	0.03%	$72	0.02%	$332	0.07%	$357	0.07%	$340	0.07%	$365	0.07%
Gain(loss) on sale of securities	—	0.00%	9	0.00%	(323)	-0.07%	—	0.00%	—	0.00%	166	0.03%	2,954	0.59%
Net gain (loss) on trading securities	—	0.00%	—	0.00%	(2,264)	-0.50%	(511)	-0.10%	2,630	0.53%	322	0.06%	(302)	-0.06%
Writedown of impaired securities	—	0.00%	—	0.00%	(239)	-0.05%	—	0.00%	—	0.00%	(204)	-0.04%	(204)	-0.04%

Net non-operating income	$95	0.02%	$125	0.03%	($2,754)	-0.60%	($179)	-0.04%	$2,987	0.60%	$624	0.12%	$2,813	0.56%
Net income before tax	$331	0.07%	$887	0.20%	($1,141)	-0.25%	$2,841	0.58%	$6,175	1.24%	$2,047	0.41%	$3,023	0.60%
Income tax provision	17	0.00%	(102)	-0.02%	705	0.15%	(1,424)	-0.29%	(2,742)	-0.55%	(220)	-0.04%	(568)	-0.11%

Net income (loss)	$348	0.08%	$785	0.18%	($436)	-0.10%	$1,417	0.29%	$3,433	0.69%	$1,827	0.36%	$2,455	0.49%
Adjusted Earnings
Net income	$348	0.08%	$785	0.18%	($436)	-0.10%	$1,417	0.29%	$3,433	0.69%	$1,827	0.36%	$2,455	0.49%
Add(Deduct): Net gain/(loss) on sale	(95)	-0.02%	(125)	-0.03%	2,754	0.60%	179	0.04%	(2,987)	-0.60%	(624)	-0.12%	(2,813)	-0.56%
Tax effect (2)	38	0.01%	50	0.01%	(1,102)	-0.24%	(72)	-0.01%	1,195	0.24%	250	0.05%	1,125	0.22%

Adjusted earnings	$291	0.07%	$710	0.16%	$1,216	0.27%	$1,524	0.31%	$1,641	0.33%	$1,453	0.29%	$767	0.15%
Expense Coverage Ratio (3)	0.96		0.98		1.05		1.22		1.22		1.06		0.99
Efficiency Ratio (4)	94.6%		91.5%		82.4%		73.8%		74.5%		87.5%		94.6%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 40.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: BSB Bancorp’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 10

31, 2011. The loss in fiscal year 2008 was largely due to a loss on trading securities, while the relatively high level of net income reported during the most recent twelve month period was supported by a gain on the sale of investment securities. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been somewhat of limited source of earnings for the Company. Loan loss provisions have typically not had a significant impact on earnings, while non-operating gains and losses have had a varied impact on the Company’s earnings during the period covered in Table 1.1.

During the period covered in Table 1.1, the Company’s net interest income to average assets ratio ranged from a low of 2.04% during fiscal year 2007 to a high of 2.74% during the twelve months ended March 31, 2011. The upward trend in the Company’s net interest income ratio since fiscal year 2007 has been facilitated by a wider yield-cost spread, as the decline in short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Company’s funding costs relative to less rate sensitive interest-earning asset yields. Deposit growth consisting primarily of lower costing core deposits and the pay down of borrowings since fiscal year end 2008 also contributed to lowering the Company’s funding costs. Overall, the Company’s interest rate spread increased from 2.20% during fiscal year 2007 to 2.80% during the three months ended March 31, 2011. The Company’s net interest rate spreads and yields and costs for the period covered in Table 1.1 are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable, but somewhat limited, contributor to the Company’s earnings, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from a low of 0.20% of average assets during the twelve months ended March 31, 2011 to a high of 0.34% of average assets during fiscal year 2008. Customer service fees and income earned on BOLI constitute the largest sources of non-interest operating income for the Company.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.04% of average assets during fiscal year 2008 to a high of 2.78% of average assets during the twelve months ended March 31, 2011. The relatively sharp increase in the Company’s operating expense ratio during 2010 and the most recent twelve month period reflects senior management infrastructure that has been put into place to facilitate

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 11

implementation of the Company’s strategic plan, pursuant to which the Company is seeking to build a profitable full service community bank franchise. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal year 2006 reflect a positive trend in core earnings through 2009 followed by a negative trend in 2010 and the twelve months ended March 31, 2011, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses). BSB Bancorp’s expense coverage ratio equaled 0.96 times during fiscal year 2006, 1.22 times during 2009 and 0.99 times during the twelve months ended March 31, 2011. The decrease in the expense coverage ratio since 2009 was the result of a more significant increase in the operating expense ratio compared to the net interest income ratio. Similarly, BSB Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) improved from 94.6% during fiscal year 2006 to 74.5% during 2009 and then increased to 94.6% during the twelve months ended March 31, 2011.

During the period covered in Table 1.2, maintenance of generally favorable credit quality measures served to limit the impact of loan loss provisions on the Company’s earnings. Loan loss provisions ranged from a low of 0.02% of average assets in fiscal year 2007 to a high of 0.13% of average assets during the twelve months ended March 31, 2011. Loan growth, including growth of higher risk types of loans, largely accounted for the increase in loan loss provisions established during the most recent twelve month period. As of March 31, 2011, the Company maintained loan loss allowances of $3.3 million, equal to 0.87% of net loans receivable and 149.84% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity from fiscal year 2006 through the three months ended March 31, 2011.

Non-operating gains and losses have had a varied impact on the Company’s earnings during the period covered in Table 1.2, ranging from a non-operating loss equal to 0.60% of average assets during fiscal year 2008 to non-operating gains equal to 0.56% of average assets for the twelve months ended March 31, 2011. The non-operating loss recorded in fiscal year

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 12

2008 was mostly related to a $2.3 million loss on trading securities. A $3.0 million gain on the sale of investment securities accounted for most of the non-operating gains recorded during the twelve months ended March 31, 2011. Non-operating gains and losses during the twelve months ended March 31, 2011 also included a $365,000 gain on sale of loans, a $302,000 loss on trading securities and a $204,000 loss on writedown of impaired securities. Loan sale gains reflect the sale of fixed rate 1-4 family loan originations to the secondary market for purposes of interest rate risk management and, therefore, represent an ongoing activity for the Company. Comparatively, the other components of the Company’s non-operating income are viewed as non-recurring income items. However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market.

The Company’s effective tax rate ranged from a low of 5.14% during fiscal year 2006 to a high of 50.12% during fiscal year 2009. As set forth in the prospectus, the Company’s marginal effective tax rate is 40.0%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007, in which the yield curve was flat or inverted. Comparatively, the Company’s interest rate spreads will tend to benefit when short-term interest rates decline and the yield curve steepens. The Company’s interest rate risk analysis as of March 31, 2011 indicates that in the event of a 200 basis point increase in interest rates over a one year period, assuming a gradual parallel shift across the yield curve over such period, net interest income would decrease by 3.6% (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling most originations of fixed rate 1-4 family loans, investing in securities with laddered terms out to five years and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans, adjustable rate loans or balloon loans. As of December 31, 2010, of the Company’s total loans due after

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 13

December 31, 2011, ARM loans comprised 72.2% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing FHLB advances with terms out to five years, emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts and offering attractive rates on certain longer term CDs in low interest rate environments. Transaction and savings accounts comprised 64.6% of the Company’s average balance of total deposits during the three months ended March 31, 2011.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

BSB Bancorp’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Pursuant to the Company’s strategic plan, the Company is pursuing a diversified lending strategy emphasizing commercial real estate loans, home equity lines of credit, commercial business loans and indirect auto loans as the primary areas of targeted loan growth. Other areas of lending diversification for the Company include construction loans and consumer loans other than indirect auto loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Company, although growth of the 1-4 family loan portfolio will be constrained by the sale of most fixed rate originations. Exhibit I-9 provides historical detail of BSB Bancorp’s loan portfolio composition from fiscal year end 2006 through March 31, 2011 and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2010.

BSB Bancorp offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are underwritten to secondary market guidelines, as the Company’s current philosophy has been to sell most originations of fixed rate loans. Loans are generally sold on a servicing released basis. ARM loans offered by the Company have initial repricing terms of one, three or five years and then reprice annually for the balance of the loan term. ARM loans are indexed to the 1-year Treasury rate. Fixed rate loans are offered for terms of 10 through 30 years. As of March 31, 2011, the Company’s outstanding balance of 1-4 family loans, inclusive of second mortgage loans, equaled $175.2 million or 45.5% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 14

The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity loans are originated as either fixed rate or adjustable rate loans with amortization terms of up to 15 years. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to 25 years with a maximum ten year draw period. The Company will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80.0%, inclusive of other liens on the property. As of March 31, 2011, the Company’s outstanding balance of home equity loans and lines of credit totaled $33.7 million or 8.8% of total loans outstanding.

Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences and commercial/multi-family properties. The Company’s 1-4 family construction lending activities consist mostly of speculative loans that are extended to experienced builders in the Company’s market area. Residential construction loans are offered up to a LTV ratio of 75.0%. Commercial real estate/multi-family construction loans generally require a commitment for permanent financing to be in place prior to closing the construction loan and are originated up to 75.0% of the completed appraised value of the property. Residential and commercial construction loans are interest only loans during the construction period. At March 31, 2011, the largest outstanding construction loan had a balance of $2.7 million and was secured by three high-end single-family properties. This loan was performing in accordance with its terms at March 31, 2011. As of March 31, 2011, BSB Bancorp’s outstanding balance of construction loans equaled $14.8 million or 3.8% of total loans outstanding

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in the Company’s regional lending area. BSB Bancorp originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.25 times. Commercial real estate/multi-family loans are originated as adjustable rate or fixed rate loans for terms of up to 30 thirty years, Commercial real estate loans are priced off of comparable term FHLB advance rates. Properties securing the commercial real estate loan portfolio include office buildings, owner-occupied businesses, industrial buildings, strip mall centers, mixed-use properties and apartments. The largest commercial real estate/multi-family loan in the Company’s loan

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 15

portfolio at March 31, 2011 had a balance of $6.7 million and was secured by a retail shopping center and land. This loan was performing in accordance with its terms at March 31, 2011. As of March 31, 2011, the Company’s outstanding balance of commercial real estate/multi-family loans totaled $113.1 million equal to 29.4% of total loans outstanding.

Historically, BSB Bancorp’s diversification into non-mortgage loans has been somewhat limited, consisting of consumer loans and commercial business loans. Prior to implementation of the indirect auto lending initiative, the consumer loan portfolio, exclusive of home equity loans and home equity lines of credit, consisted of a relatively small balance of installment loans, loans secured by deposits and personal loans. In conjunction with the hiring of an executive officer with expertise in indirect auto lending, the Company initiated its indirect auto lending program in the fourth quarter of 2010. The Company currently receives auto loans from approximately 100 franchised dealership relationships located in Eastern Massachusetts and Rhode Island. In the future, the Company may seek to expand its dealership relationships throughout Massachusetts, Connecticut and New Hampshire. The Company will finance up to 100% of the wholesale value of the vehicle plus sales tax, dealer preparation fees, license fees and title fees. The weighted average original term to maturity of the indirect auto loan portfolio at March 31, 2011 was 65 months with an estimate average life of 30 months. The indirect auto loan portfolio had an average loan balance of $20,500 for the three months ended March 31, 2011 and a weighted average credit score of 769. The Company began to sell indirect auto loans to another financial institution in March 2011 and it is expected that the Company will sell the majority of its indirect auto loan originations going forward. As of March 31, 2011, the consumer loan portfolio totaled $31.6 million or 8.2% of total loans outstanding, with indirect auto loans accounting for $30.4 million of the total.

The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Commercial business loans offered by the Company consist of fixed rate term loans and floating rate lines of credit indexed to the prime rate as reported in The Wall Street Journal and generally have terms ranging from three to five years or less. The commercial business loan portfolio consists substantially of loans secured by business assets such as accounts receivable, inventory and equipment. The Company also originates working capital lines credit to finance the short-term cash flow needs of businesses. Expansion of commercial business and commercial real estate lending activities are areas of lending emphasis for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 16

commercial loan products that can be packaged with lower cost commercial deposit products. The largest commercial business loan in the Company’s loan portfolio at March 31, 2011 had a balance of $2.7 million and was secured by business assets and commercial real estate. This loan was performing in accordance with its terms at March 31, 2011. As of March 31, 2011, BSB Bancorp’s’ outstanding balance of commercial business loans equaled $16.5 million or 4.3% of total loans outstanding.

Exhibit I-11 provides a summary of the Company’s lending activities from fiscal year 2006 through the three months ended March 31, 2011. Annual loan originations ranged from a low $97.4 million during fiscal year 2007 to a high of $138.8 million during fiscal year 2009. Loan originations were up significantly during the first quarter of 2011 compared to the year ago quarter, with total loans originated increasing from $27.7 million in the first quarter of 2010 to $77.6 million in the first quarter of 2011. Commercial real estate loans and indirect auto loans accounted for most of the increase in loan originations, as the Company originated $24.3 million of commercial real estate loans and $29.6 million of indirect auto loans during the first quarter of 2011. The Company also purchases loans, which have primarily consisted of loans secured by 1-4 family properties in the Company’s regional lending market. In recent years, the amount of loans purchased by the Company have been relatively limited. Loans sold by the Company have consisted mostly of originations of 1-4 family fixed rate loans, which are sold for purposes of interest rate risk management. Since fiscal year end 2006, the Company recorded net loan growth in fiscal years 2008 and 2009 and the first quarter of 2011.

Asset Quality

The Company’s historical 1-4 family lending emphasis and emphasis on lending in local and familiar markets have generally supported the maintenance of relatively favorable credit quality measures. With the onset of the recession in the Company’s lending markets, the Company experienced some modest credit quality deterioration in its loan portfolio; although, the Company’s ratios for non-performing loans and non-performing assets have remained at relatively low levels. BSB Bancorp’s balance of non-performing assets ranged from a low of 0.02% of assets at fiscal year end 2006 to a high of 0.50% of assets at fiscal year end 2009. The Company held $2.2 million of non-performing assets at March 31, 2011, equal to 0.42% of total assets. As shown in Exhibit I-12, non-performing assets at March 31, 2011 consisted entirely of non-accruing loans. Non-accruing loans held by the Company at March 31, 2011 were concentrated in 1-4 family loans ($1.3 million) and commercial real estate loans ($906,000).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I. 17

To track the Company’s asset quality and the adequacy of valuation allowances, BSB Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Executive Committee and quarterly by the full Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2011, the Company maintained loan loss allowances of $3.3 million, equal to 0.87% of net loans receivable and 149.84% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at March 31, 2011 deposits accounted for 79.3% of BSB Bancorp’s interest-bearing funding composition. Exhibit I-13 sets forth the Company’s deposit composition from fiscal year 2008 through March 31, 2011. Transaction and savings account deposits constituted 64.6% of average total deposits for the three months ended March 31, 2011. Comparatively, transaction and savings account deposits constituted 55.1% of average total deposits for the fiscal year ended September 30, 2008. The increase in the concentration of core deposits comprising total deposits since fiscal year end 2008 was realized through a slight decrease in CDs and growth of core deposits. Most of the growth of core deposits has consisted of regular savings account deposits, which was facilitated by marketing relatively attractive rates on certain savings account products. Regular savings account deposits comprised 70.8% of the Company’s average total core deposits for the three months ended March 31, 2011.

The balance of the Company’s deposits consists of CDs, which equaled 35.4% of average total deposits for the three months ended March 31, 2011 compared to 44.9% of average total deposits for the fiscal year ended September 30, 2008. BSB Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $133.9 million at March 31, 2011 and $75.0 million or 56.0% of the CDs were scheduled to mature in one year or less. Exhibit I-14 sets forth the maturity schedule of the Company’s CDs as of March 31, 2011. As of March 31, 2011, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $74.1 million or 55.4% of total CDs. The Company held $2.0 million of brokered CDs at March 31, 2011.

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I. 18

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. The Company maintained $93.8 million of FHLB advances at March 31, 2011 with a weighted average rate of 2.49%. FHLB advances held by the Company at March 31, 2011 consisted of a mix of short- and long-term borrowings with initial terms out to five years. The Company also held $3.1 million of repurchase agreements and $1.6 million of other borrowed funds at March 31, 2011. Other borrowed funds consist of the balance of loans sold with recourse. On March 16, 2006, the Company sold seventeen loans with an aggregate principal balance of $10.4 million to another financial institution. The agreement related to this sale contains provisions requiring the Company during the initial 120 months to repurchase any loan that becomes 90 days past due. The Company will repurchase the past due loan for 100% of the unpaid principal balance plus interest to repurchase date. Exhibit I-15 provides further detail of the Company’s borrowings activities from fiscal year 2008 through March 31, 2011.

Subsidiary Activity

Upon completion of the conversion, the Bank will become a wholly owned subsidiary of BSB Bancorp. The Bank has one subsidiary, BSB Investment Corporation, a Massachusetts corporation, which engages in the buying, selling and holding of investment securities.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

BSB Bancorp serves the Boston Metropolitan Statistical Area (“MSA”) through the main office in Belmont, Massachusetts and three additional branch offices. Two of the branches are maintained in Belmont and the other branch is located in Watertown. Belmont and Watertown are located in Southeast Middlesex County. The Company also maintains administrative offices in Belmont and Fall River, Massachusetts. Exhibit II-1 provides information on the Company’s office properties.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and many of which are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The Boston MSA has a highly developed economy comprised of highly skilled workers who are employed in a number of different industry clusters including healthcare, financial services and technology.

Future growth opportunities for BSB Bancorp depend on the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, the jobs report for October 2010 reflected a pick-up in hiring by the private sector. The U.S. economy added 151,000 jobs in October 2010, but the unemployment rate remained at 9.6%. Manufacturing activity for October was at its highest level since May and retail sales for October were up for a fourth straight month. The index of leading economic indicators rose in October, but the housing sector continued to struggle as existing and new home sales fell in October amid weak demand and concerns about the foreclosure process. Orders for durable-

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goods unexpectedly plunged 3.3% in October, which was the largest drop in 21 months. Manufacturing activity expanded for a 16th straight month in November, but the growth remained too weak to bring down high unemployment. November employment data showed 39,000 jobs were added to the U.S. economy, which was fewer than expected, and the November unemployment rate jumped to 9.8%. On the positive side, retail sales and industrial production rose in November, while housing starts increased modestly in November. New and existing home sales edged up from October to November, but were well below year ago levels. Manufacturing activity remained a bright spot for the economic recovery in December, as industrial production continued to climb in December. Notably, factory jobs in the U.S. grew 1.2% during 2010, the first increase since 1997. While the December unemployment rate dropped to 9.4%, the 103,000 jobs added in December were less than expected. Existing home sales showed a strong percentage increase in December, but remained at a relatively low level by historical standards. Durable-goods orders were up in December, after stripping out aircraft orders which decreased in December. Fourth quarter GDP rose 3.2% (subsequently revised to 2.8% and then to 3.1%), which was in line with pre-recession growth.

Economic data for January 2011 generally showed an improving economy, while housing remained a soft spot in the economic recovery. Manufacturing activity continued to expand in January 2011, jumping to its highest level since 2004. The jobs report for January showed 36,000 jobs were added, which was far less than expected. However, the January unemployment rate dropped to 9.0%. New home construction declined slightly in January, as new home sales faced increasing competition from the large number of foreclosed homes put on the market. Existing home sales were up 2.7% in January, while new home sales plunged 12.6% in January. Home prices continued to decline in most major metropolitan areas through the end of 2010. Durable-goods orders were up in January, which was driven by a jump in orders for aircraft and other transportation equipment. Manufacturing activity showed further expansion in February, with U.S. manufacturing output reaching a seven year high in February. Service sector activity picked up as well in February, while the U.S. unemployment rate declined to 8.9% in February as 192,000 jobs were added during the month. While the recovery in the broader economy appeared to be gaining momentum, the housing market showed signs of weakening. New and existing home sales dropped sharply in February and home prices fell for a third straight month in January. March employment data showed the U.S. added 216,000 jobs and the unemployment rate declined to 8.8%, which was the fourth consecutive month the unemployment rate declined. Activity in the manufacturing and service sectors continued to

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II.3

expand in March. Retail sales also increased in March, which was mostly due to higher gas prices. New and existing home sales rose in March, but the pace of sales remained at historically low levels and home prices continued to decline. Durable-goods orders were up in March, signaling continued strength in the manufacturing sector. The initial estimate for first quarter GDP growth showed a lower annualized growth rate of 1.8% compared to a 3.1% growth rate in the fourth quarter of 2010. Home prices fell 3% in the first quarter, the steepest drop since 2008.

Manufacturing and service sector activity expanded at a slower rate in April 2011, with the slower growth suggesting that higher fuel costs were hindering the economy. April employment data showed stronger job growth than expected, as the economy added 244,000 jobs in April. The April unemployment rate was up slightly to 9.0%. Retail sales were up for a tenth straight month in April, although much of the increase was attributable to higher gasoline prices. New home construction declined 10.6% in April, as an abundance of foreclosed homes on the market limited demand for new homes.

In terms of interest rates trends over the past few quarters, Treasury yields declined at the start of fourth quarter of 2010 reflecting growing expectations that the Federal Reserve would start buying more U.S. debt following a disappointing jobs report that showed private employers cut jobs in September. The yield on the 10-year Treasury note dipped below 2.4% in early-October and then edged higher in mid-October following a weak sale of 30-year Treasury bonds. Interest rates stabilized during the second half of October, amid signs that the economy would continue to grow slowly and inflation would remain low. The Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds to spur the economy pushed long-term Treasury yields lower in early-November, which was followed by an upturn in Treasury yields in mid-November. Stronger than expected retail sales for October and profit taking were noted factors contributing to the decline in Treasury prices. Treasury yields eased lower in late-November amid a flight to safety based on worries about Ireland’s debt problems and North Korea’s attack of a South Korean island. An apparent agreement by Congress to extend the Bush-era tax cuts pushed the ten year Treasury yield back above 3.0%. While inflation readings for November remained low, Treasury yields spiked higher in mid-December on signs of stronger economic growth and then stabilized for the balance of 2010.

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II.4

News that private sector hiring increased in December pushed Treasury yields higher at the start of 2011, with the yield on the 10-year Treasury note approaching 3.5%. Treasury yields eased lower heading into mid-January, as the December producer price index showed only a modest increase after factoring out food and energy prices. Stronger than expected existing home sales provided for a brief spike in long-term Treasury yields heading into late-January. The Federal Reserve concluded its late-January meeting electing to keep its target rate the same and that it would continue to maintain the bond purchase program. Treasury yields eased lower in late-January, as investors sought the safe haven of Treasury bonds amid the political turmoil in Egypt. Higher wholesale and consumer prices in January, along with more indications that the economic recovery was gaining momentum, pushed Treasury yields higher heading into mid-February. Treasury yields dipped in late-February, as investors moved into lower risk investments amid the growing turmoil in Libya. Economic data showing the recovery was strengthening provided for a slight upward trend in interest rates during early-March, which was followed by lower interest rates in mid-March as fears of consequences from Japan’s earthquake pushed up demand for Treasury bonds. The Federal Reserve concluded its mid-March meeting with no change in its target interest rate and kept its easy-money policies intact. Treasury yields continued to ease lower going into the second half of March, as core wholesale and consumer prices for February indicated that underlying inflation pressures remained modest. Treasury yields rose in late-March on news that fourth quarter GDP was revised up more than expected and comments from a Federal Reserve member that suggested tighter monetary policy would need to be considered in the near future.

Interest rates stabilized during the first half of April 2011, as Federal Reserve officials signaled that the Federal Reserve was unlikely to follow the European Central Bank in lifting interest rates. Modest increases in March core wholesale and consumer costs suggested that underlying inflation pressures remained contained. Interest rates remained stable through the balance of April, with the Federal Reserve concluding its late-April meeting with no change in its target rate. The Federal Reserve also said it would complete its $600 billion bond buying program in June as planned. Long-term Treasury yields eased lower in the first half of May, as the economy showed signs of slower growth with inflation remaining contained. As of May 13, 2011, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.19% and 3.18%, respectively, versus comparable year ago yields of 0.40% and 3.55%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of 56 economists surveyed by The Wall Street Journal in early-April, economic growth is expected to accelerate later in the year with GDP forecasted to show a 3.6% annual growth rate in the fourth quarter. Most of the economists expect that the

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II.5

unemployment rate will decrease in 2011, but the pace of job growth will only serve to bring the unemployment rate down slowly. On average, the economists expect that the unemployment rate will be 8.3% at the end of 2011, with the economy adding around 2.4 million jobs in 2011. On average, the economists did not expect the Federal Reserve to begin raising its target rate until the first quarter of 2012 and the yield on the 10-year Treasury would reach 3.97% by December 2011. The surveyed economists also forecasted home prices would decline on average in 2011 and new home construction would remain at historical low levels.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by BSB Bancorp. Demographic data for Middlesex County, as well as for Massachusetts and the U.S. is provided in Table 2.1. Population and household data indicate that market area served by the Company’s branches is a mix of metropolitan and suburban in nature. Middlesex County is the largest county in Massachusetts with a population of 1.5 million. The market served by BSB Bancorp experienced relatively slow demographic growth during the 2000 to 2010 period, a characteristic typical of mature, densely populated markets located throughout the Northeast Corridor. Population and household growth rates for Middlesex County have been and are projected to remain well below the comparable U.S. measures, while approximating the comparable Massachusetts growth rates.

Income measures show Middlesex County is a relatively affluent market, characterized by a high concentration of white collar professionals who work in the Boston MSA. Median household and per capita income measures for Middlesex County are well above the comparable U.S. and Massachusetts income measures. Over the next five years, Middlesex County is projected to sustain growth in household and per capita income that exceeds the comparable U.S. growth rates, while approximating the comparable Massachusetts projected growth rates. The affluence of the Middlesex County market is further evidenced by a comparison of household income distribution measures, as Middlesex County maintains a much higher percentage of households with incomes over $100,000 relative to the U.S. and Massachusetts.

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Table 2.1

BSB Bancorp, Inc.

Summary Demographic Data

	Year			Growth Rate
	2000	2010	2015	2000-2010	2010-2015
Population (000)
United States	281,422	311,213	323,209	1.0%	0.8%
Massachusetts	6,349	6,556	6,617	0.3%	0.2%
Middlesex County	1,465	1,502	1,528	0.2%	0.3%

Households (000)
United States	105,480	116,761	121,360	1.0%	0.8%
Massachusetts	2,444	2,520	2,546	0.3%	0.2%
Middlesex County	561	576	587	0.3%	0.4%

Median Household Income ($)
United States	42,164	54,442	61,189	2.6%	2.4%
Massachusetts	50,539	67,515	78,847	2.9%	3.2%
Middlesex County	60,814	84,138	98,152	3.3%	3.1%

Per Capita Income ($)
United States	21,587	26,739	30,241	2.2%	2.5%
Massachusetts	25,952	34,458	40,240	2.9%	3.2%
Middlesex County	31,199	43,401	50,587	3.4%	3.1%

	Less Than $25,000 to $50,000 to
2010 HH Income Dist. (%)	$25,000	50,000	100,000	$100,000 +
United States	20.8%	24.7%	35.7%	18.8%
Massachusetts	16.9%	18.9%	34.1%	30.2%
Middlesex County	12.5%	14.2%	31.8%	41.5%

Source: SNL Financial.

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II.7

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services constituted the major source of jobs in Middlesex County, as well as Massachusetts. Middlesex County maintained a higher concentration of service jobs compared to Massachusetts, with service jobs accounting for approximately half of the jobs in Middlesex County. Wholesale/retail employment followed by government employment represented the second and third largest employment sectors in Middlesex County. The manufacturing industry, once the backbone of the regional economy, has generally experienced a shrinking job base reflecting a trend of manufacturers moving out of urban markets, particularly in the Northeast.

Table 2.2

BSB Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	Massachusetts	Middlesex County
	(% of Total Employment)
Services	44.2%	47.5%
Wholesale/Retail Trade	13.1%	12.6%
Government	10.6%	8.3%
Finance/Insurance/Real Esate	10.0%	7.9%
Manufacturing	7.0%	8.3%
Construction	5.5%	5.1%
Transportation/Utility	2.6%	2.1%
Arts/Entertainment/Rec.	2.4%	2.2%
Agriculture	0.2%	0.1%
Other	4.2%	5.9%

Total	100.0%	100.0%

Source: REIS DataSource 2008.

The market area served by the Company has a highly developed and diverse economy, with the regions many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Health care, high-tech and financial services companies constitute major sources of employment in the Company’s regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of market area’s economy, as Boston annually ranks as one of the nation’s top 10 tourist attractions. Table 2.3 lists in detail the major employers in the Company’s market area.

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II.8

Table 2.3

BSB Bancorp, Inc.

Market Area Largest Employers

Company/Institution	Industry	Employees

Brigham & Womens Hospital	Healthcare	10,000+
Harvard Univeristy	Education	10,000+
Massachusetts General Hospital	Healthcare	10,000+
Alcatel-Lucent	Technology	5,000-9,000
Boston University	Education	5,000-9,000
Childrens Hospital Boston	Healthcare	5,000-9,000
Deutsche Bank	Financial Services	5,000-9,000
EMC Corp.	Technology	5,000-9,000
Fidelity Investments	Financial Services	5,000-9,000
MA Institute of Technology	Education	5,000-9,000
Liberty Mutual Group	Financial Services	5,000-9,000
John Hancock Life Insurance	Financial Services	5,000-9,000
Shaw Group	Construction	5,000-9,000
Analog Devices Inc.	Technology	5,000-9,000
Bose Corporation	Technology	5,000-9,000

Source: Mass.gov

Unemployment Trends

Comparative unemployment rates for Middlesex County, as well as for the U.S. and Massachusetts, are shown in Table 2.4. The March 2011 unemployment rate for Middlesex County was 6.2%, which was well below the comparable unemployment rates for the U.S. and Massachusetts of 8.8% and 8.2%, respectively. Evidence of a recovery from the economic downturn is reflected in the lower March 2011 unemployment rate for Middlesex County compared to a year ago, which was consistent with national and state trends.

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Table 2.4

BSB Bancorp, Inc.

Unemployment Trends (1)

Region	March 2010 Unemployment	March 2011 Unemployment

United States	9.7%	8.8%
Massachusetts	9.3	8.2
Middlesex County	7.4	6.2

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of Middlesex County and, in particular, the areas that are nearby to one of BSB Bancorp’s four branches. Table 2.5 displays deposit market trends from June 30, 2006 through June 30, 2010 for BSB Bancorp, as well as for all commercial bank and savings institution branches located in Middlesex County and the state of Massachusetts. Consistent with the state of Massachusetts, commercial banks maintained a larger market share of deposits than savings institutions in Middlesex County. For the four year period covered in Table 2.5, savings institutions experienced a decrease in deposit market share in Middlesex County as well as in the state of Massachusetts. Overall, for the four year period covered in Table 2.5, bank and thrift deposits increased at an annual rate of 3.7% in Middlesex County, versus a 4.0% deposit growth rate for the state of Massachusetts.

Based June 30, 2010 deposit data, BSB Bancorp’s $333.5 million of deposits provided for a 0.9% market share of bank and thrift deposits in Middlesex County. For the four year period covered in Table 2.5, an annual deposit growth rate of 1.2% essentially served to preserve the Company’s deposit market share in Middlesex County.

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Table 2.5

BSB Bancorp, Inc.

Deposit Summary

	As of June 30,
	2006			2010			Deposit
		Market	# of		Market	# of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2006-2010
	(Dollars in Thousands)						(%)

State of Massachusetts	$175,700,000	100.0%	2,158	$205,202,000	100.0%	2,217	4.0%
Commercial Banks	109,267,000	62.2%	1,036	128,911,000	62.8%	1,005	4.2%
Savings Institutions	66,433,000	37.8%	1,122	76,291,000	37.2%	1,212	3.5%

Middlesex County	$33,829,158	100.0%	491	$39,159,451	100.0%	510	3.7%
Commercial Banks	16,884,521	49.9%	244	20,885,494	53.3%	250	5.5%
Savings Institutions	16,944,637	50.1%	247	18,273,957	46.7%	260	1.9%
BSB Bancorp, Inc.	318,500	0.9%	4	333,456	0.9%	4	1.2%

Source: FDIC.

As implied by the Company’s low market shares of deposits, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by BSB Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, BSB Bancorp has sought to emphasize its community orientation in the markets served by its branches. There are a total of 55 banking institutions operating in Middlesex County, with BSB Bancorp holding the 23rd largest market share of deposits. Table 2.6 lists the Company’s largest competitors in Middlesex County, based on deposit market share as noted parenthetically.

Table 2.6

BSB Bancorp, Inc.

Market Area Deposit Competitors

Location	Name
Middlesex County	Bank of America (19.3%) RBS Citizens (16.3%) Middlesex Savings Bank (7.4%) Sovereign Bank (6.2%) TD Bank (4.5%) BSB Bancorp (0.9%) Rank: 23 of 55

Source: FDIC

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III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of BSB Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of BSB Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to BSB Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 145 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since BSB Bancorp will be a fully-converted

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III.2

public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of BSB Bancorp. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 New England institutions with assets between $300 million and $1.2 billion, tangible equity-to-assets ratios of greater than 7.5% and positive core earnings. Six companies met the criteria for Screen #1 and four were included in the Peer Group: Central Bancorp of Massachusetts, Chicopee Bancorp, Inc. of Massachusetts, Hampden Bancorp, Inc. of Massachusetts and Newport Bancorp, Inc. of Rhode Island Peoples Bancshares of Massachusetts and SI Financial Group of Connecticut were excluded from the Peer Group, as the result of completing their stock conversions within the past year. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•

Screen #2 Mid-Atlantic institutions with assets between $300 million and $1.2 billion, tangible equity-to-assets ratios of greater than 7.5% and positive core earnings. Eleven companies met the criteria for Screen #2 and seven were included in the Peer Group: Beacon Federal Bancorp of New York, Cape Bancorp, Inc. of New Jersey, ESSA Bancorp, Inc. of Pennsylvania, Elmira Savings Bank of New York, OBA Financial Services, Inc. of Maryland, Ocean Shore Holding Company of New Jersey and TF Financial Corp. of Pennsylvania. Alliance Bancorp, Inc. of Pennsylvania, Colonial Financial Services of New Jersey, FedFirst Financial Corp. of Pennsylvania and Standard Financial Corp. of Pennsylvania were excluded from the Peer Group, as the result of completing their stock conversions within past years. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the eleven Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and BSB Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of BSB Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to BSB Bancorp’s characteristics is detailed below.

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III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

May 13, 2011

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)		Offices	Year	Date	Price	Value
										($)	($Mil)
ESSA	ESSA Bancorp, Inc. of PA	NASDAQ	Stroudsburg, PA	Thrift	$1,094		18	09-30	04/07	$11.32	$141
CBNJ	Cape Bancorp, Inc. of NJ	NASDAQ	Cape May Ct Hs, NJ	Thrift	$1,062		17	12-31	02/08	$10.32	$137
BFED	Beacon Federal Bancorp of NY	NASDAQ	East Syracuse, NY	Thrift	$1,034		8	12-31	10/07	$13.51	$87
OSHC	Ocean Shore Holding Co. of NJ	NASDAQ	Ocean City, NJ	Thrift	$861		10	12-31	12/09	$12.46	$91
THRD	TF Financial Corp. of Newtown PA	NASDAQ	Newtown, PA	Thrift	$684		14	12-31	07/94	$21.99	$62
CBNK	Chicopee Bancorp, Inc. of MA	NASDAQ	Chicopee, MA	Thrift	$582		8	12-31	07/06	$14.51	$87
HBNK	Hampden Bancorp, Inc. of MA	NASDAQ	Springfield, MA	Thrift	$575		9	06-30	01/07	$13.40	$91
CEBK	Central Bancorp of Somerville MA	NASDAQ	Somerville, MA	Thrift	$512	D	11	03-31	10/86	$18.70	$31
ESBK	Elmira Savings Bank, FSB of NY	NASDAQ	Elmira, NY	Thrift	$500	D	11	12-31	03/85	$16.75	$33
NFSB	Newport Bancorp, Inc. of RI	NASDAQ	Newport, RI	Thrift	$450		6	12-31	07/06	$14.20	$50
OBAF	OBA Financial Services Inc. of MD	NASDAQ	Germantown, MD	Thrift	$356		5	06-30	01/10	$14.80	$69

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source:  SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•

Beacon Federal Bancorp of New York. Selected due to similar interest-bearing funding composition, comparable return on average assets, similar concentration of 1-4 family loans comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

Cape Bancorp, Inc. of New Jersey. Selected due to similar interest-earning asset composition, similar interest-bearing funding composition, comparable ratio of operating expenses as a percent of average assets, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

•

Central Bancorp of Massachusetts. Selected due to Massachusetts market area, similar asset size, comparable return on average assets, limited earnings contribution from sources of non-interest operating income, comparable ratio of operating expenses as a percent of average assets, limited impact of loan loss provisions on earnings, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

•

Chicopee Bancorp, Inc. of Massachusetts. Selected due to Massachusetts market area, similar asset size, similar interest-bearing funding composition, relatively high equity-to-assets ratio, limited impact of loan loss provisions on earnings, comparable concentration of 1-4 family loans comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

ESSA Bancorp, Inc. of Pennsylvania. Selected due to similar interest-earning asset composition, relatively high equity-to-assets ratio, comparable return on average assets, comparable net interest margin, limited impact of loan loss provisions on earnings and lending diversification emphasis on commercial real estate loans.

•

Elmira Savings Bank of New York. Selected due to comparable asset size, similar interest-bearing funding composition, limited impact of loan loss provisions on earnings, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

Hampden Bancorp, Inc. of Massachusetts. Selected due to Massachusetts market area, comparable asset size, similar interest-earning asset composition, comparable concentration of deposits funding assets, relatively high equity-to-assets ratio, comparable concentration of 1-4 family loans comprising assets and lending diversification emphasis on commercial real estate loans.

•

Newport Bancorp, Inc. of Rhode Island. Selected due to comparable asset size, comparable return on average assets, limited impact of loan loss provisions on earnings, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

OBA Financial Services, Inc. of Maryland. Selected due to comparable size of branch network, relatively high equity-to-assets ratio, limited earnings contribution from sources of non-interest operating income, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

Ocean Shore Holding Co. of New Jersey. Selected due to comparable concentration of deposits funding assets, similar net interest margin, limited impact of loan loss provisions on earnings, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•

TF Financial Corp. of Pennsylvania. Selected due to similar interest-earning asset composition, comparable return on average assets, comparable level of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

In aggregate, the Peer Group companies maintained a higher level of tangible equity than the industry average (12.9% of assets versus 11.5% for all public companies), generated higher core earnings as a percent of average assets (0.44% core ROAA versus a net loss of 0.07% for all public companies), and earned a higher core ROE (3.68% core ROE versus 0.36% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were above the respective averages for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,805	$701
Market capitalization ($Mil)	$337	$80
Tangible equity/assets (%)	11.50%	12.90%
Core return on average assets (%)	(0.07)	0.44
Core return on average equity (%)	0.36	3.68

Pricing Ratios (Averages)(1)
Core price/earnings (x)	19.06x	20.40x
Price/tangible book (%)	87.23%	96.12%
Price/assets (%)	9.60	11.60

(1)	Based on market prices as of May 13, 2011.

Ideally, the Peer Group companies would be comparable to BSB Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to BSB Bancorp, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for BSB Bancorp Bancshares and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of March 31, 2011, unless indicated otherwise for the Peer Group companies. BSB

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2011

	Balance Sheet as a Percent of Assets
	Cash &	MBS &				Borrowed	Subd.	Net	Goodwill	Tng Net
	Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth
BSB Bancorp, Inc.
March 31, 2011	6.8%	16.5%	2.3%	72.6%	71.3%	18.6%	0.0%	8.9%	0.0%	8.9%

All Public Companies
Averages	6.3%	21.5%	1.1%	65.5%	73.3%	12.7%	0.4%	12.3%	0.8%	11.5%
Medians	4.9%	19.7%	1.2%	68.3%	73.2%	11.8%	0.0%	11.5%	0.1%	10.4%

State of MA
Averages	6.3%	19.7%	0.9%	68.5%	72.2%	12.7%	0.3%	13.8%	0.9%	13.0%
Medians	6.4%	14.2%	0.0%	73.3%	72.3%	11.4%	0.0%	14.0%	0.0%	13.5%

Comparable Group
Averages	5.3%	15.4%	1.4%	73.6%	67.6%	17.8%	0.4%	13.4%	0.5%	12.9%
Medians	4.5%	14.7%	1.4%	76.1%	69.5%	16.0%	0.0%	11.8%	0.0%	11.2%

Comparable Group
BFED Beacon Federal Bancorp of NY	0.8%	17.8%	1.0%	77.5%	65.9%	22.9%	0.0%	10.8%	0.0%	10.8%
CBNJ Cape Bancorp, Inc. of NJ	3.4%	14.7%	0.0%	72.1%	71.7%	14.5%	0.0%	13.3%	2.2%	11.1%
CEBK Central Bancorp of Somerville MA (1)	10.0%	7.5%	1.4%	78.4%	63.5%	24.7%	2.2%	9.1%	0.4%	8.7%
CBNK Chicopee Bancorp, Inc. of MA	6.4%	12.0%	0.0%	76.1%	69.5%	14.7%	0.0%	15.8%	0.0%	15.8%
ESSA ESSA Bancorp, Inc. of PA	1.8%	25.6%	1.4%	68.0%	57.8%	26.2%	0.0%	14.9%	0.0%	14.9%
ESBK Elmira Savings Bank, FSB of NY (1)	4.5%	27.1%	1.9%	61.5%	71.3%	16.2%	0.0%	11.3%	2.6%	8.7%
HBNK Hampden Bancorp, Inc. of MA	6.5%	20.6%	0.0%	68.4%	73.2%	9.6%	0.0%	16.2%	0.0%	16.2%
NFSB Newport Bancorp, Inc. of RI	2.7%	11.0%	2.4%	79.1%	58.1%	30.0%	0.0%	11.2%	0.0%	11.2%
OBAF OBA Financial Services Inc. of MD	7.2%	8.2%	2.4%	79.2%	60.6%	16.0%	0.0%	22.7%	0.0%	22.7%
OSHC Ocean Shore Holding Co. of NJ	13.2%	5.6%	1.7%	76.7%	72.4%	12.8%	1.8%	11.8%	0.0%	11.8%
THRD TF Financial Corp. of Newtown PA	1.6%	18.8%	2.6%	72.9%	80.1%	8.1%	0.0%	10.9%	0.7%	10.2%

	Balance Sheet Annual Growth Rates							Regulatory Capital
		MBS, Cash &			Borrows.	Net	Tng Net
	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.
BSB Bancorp, Inc.
March 31, 2011	3.83%	-3.11%	7.19%	16.02%	-24.58%	6.06%	6.06%	9.35%	9.35%	13.80%

All Public Companies
Averages	3.38%	11.32%	0.01%	5.92%	-17.02%	2.00%	1.32%	11.69%	11.61%	20.09%
Medians	0.99%	8.54%	-1.85%	3.54%	-14.05%	1.82%	2.24%	10.39%	10.32%	18.42%

State of MA
Averages	5.07%	12.03%	3.81%	8.36%	-16.73%	1.62%	1.74%	17.91%	12.63%	21.91%
Medians	6.59%	8.56%	4.16%	9.31%	-12.31%	1.45%	1.52%	17.91%	12.63%	19.90%

Comparable Group
Averages	-0.46%	-1.02%	-1.29%	4.11%	-13.47%	1.81%	2.19%	9.79%	9.79%	18.01%
Medians	-1.06%	-1.01%	-0.89%	0.33%	-11.20%	2.55%	2.72%	9.79%	9.79%	18.27%

Comparable Group
BFED Beacon Federal Bancorp of NY	-3.68%	-10.43%	-1.95%	-2.59%	-11.20%	7.09%	7.09%	9.71%	9.71%	13.53%
CBNJ Cape Bancorp, Inc. of NJ	-1.06%	0.18%	-2.44%	-0.73%	-9.85%	9.13%	11.24%	9.87%	9.87%	13.60%
CEBK Central Bancorp of Somerville MA (1)	-8.25%	34.79%	-14.14%	-5.61%	-17.45%	7.02%	7.40%	NA	NA	18.53%
CBNK Chicopee Bancorp, Inc. of MA	6.59%	22.53%	3.58%	14.93%	-14.05%	-2.73%	-2.73%	NA	NA	19.90%
ESSA ESSA Bancorp, Inc. of PA	3.32%	4.84%	2.11%	31.02%	-25.69%	-9.21%	-9.21%	NA	NA	NA
ESBK Elmira Savings Bank, FSB of NY (1)	0.17%	-2.20%	1.02%	1.14%	-6.96%	3.60%	5.15%	NA	NA	NA
HBNK Hampden Bancorp, Inc. of MA	-0.49%	8.56%	-4.10%	2.36%	-20.21%	-1.10%	-1.10%	NA	NA	24.50%
NFSB Newport Bancorp, Inc. of RI	-1.55%	-18.02%	1.33%	0.33%	-5.22%	-0.85%	-0.85%	NA	NA	NA
OBAF OBA Financial Services Inc. of MD	-5.98%	-41.87%	6.26%	-8.64%	-5.26%	1.19%	1.18%	NA	NA	NA
OSHC Ocean Shore Holding Co. of NJ	10.26%	NM	-0.89%	14.02%	0.00%	3.23%	3.23%	NA	NA	NA
THRD TF Financial Corp. of Newtown PA	-4.43%	-8.57%	-4.97%	-1.02%	-32.24%	2.55%	2.72%	9.79%	9.79%	18.00%
(1)	Financial information is for the quarter ending December 31, 2010.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Bancorp’s equity-to-assets ratio of 8.9% was below the Peer Group’s average net worth ratio of 13.4%. However, the Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity-to-assets ratio that will exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 8.9% and 12.9%, respectively. The increase in BSB Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both BSB Bancorp’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both BSB Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 72.6% was slightly less than the comparable Peer Group ratio of 73.6%. Comparatively, the Company’s cash and investments-to-assets ratio of 23.3% exceeded the comparable ratio for the Peer Group of 20.7%. Overall, BSB Bancorp’s interest-earning assets amounted to 95.9% of assets, which was slightly above the comparable Peer Group ratio of 94.3%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.4% of assets and goodwill/intangibles equal to 0.5% of assets, while the Company maintained BOLI equal to 2.3% of assets and a zero balance of goodwill and intangibles.

BSB Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 71.3% of assets, which was slightly above the Peer Group’s ratio of 67.7%. The Company and the Peer Group maintained comparable levels of borrowings, as indicated by borrowings-to-assets ratios of 18.6% and 18.2% for BSB Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 89.9% and 85.8%, respectively, with the Peer Group’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly lower than the Peer Group’s ratio, based on IEA/IBL ratios of 106.7% and 109.9%, respectively. The additional capital realized from stock proceeds should serve to provide BSB Bancorp with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. BSB Bancorp’s and the Peer Group’s growth rates are based on annual growth rates for the fifteen and twelve months ended March 31, 2011, respectively, or the most recent twelve month period available for the Peer Group companies. BSB Bancorp recorded a 3.8% increase in assets, versus a 0.5% decrease in assets recorded by the Peer Group. Asset growth by the Company was supported by a 7.2% increase in loans, which was partially offset by a 3.1% decrease in cash and investments. Comparatively, the Peer Group recorded declines in both loans and cash and investments of 1.3% and 1.0%, respectively.

BSB Bancorp’s asset growth was funded by a 16.0% increase in deposits, which funded a 24.6% reduction in the Company’s borrowings as well. Comparatively, asset shrinkage along with a 4.1% increase in deposits funded a 13.5% reduction in the Peer Group’s borrowings. The Company’s capital increased at an annualized rate of 6.1% during the 15 month period, which was mostly related to the retention of earnings. Comparatively, the Peer Group’s capital increased by 1.8% during the twelve month period, which reflects retention of earnings partially offset by capital management strategies such as dividend payments and stock repurchases. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended March 31, 2011, unless otherwise indicated for the Peer Group companies. BSB Bancorp and the Peer Group reported net income average assets ratios of 0.49% and 0.45%, respectively. A lower level of loan loss provisions and a higher level of net gains represented earnings advantages for the Company, while higher levels of net interest income and non-interest operating income and a lower level of operating expenses represented earnings advantages for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2009

		Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
	Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
BSB Bancorp, Inc.
March 31, 2011	0.49%	4.14%	1.40%	2.74%	0.13%	2.62%	0.00%	0.00%	0.20%	0.20%	2.78%	0.00%	0.56%	0.00%	4.34%	1.66%	2.68%	$6,377	18.79%
All Public Companies
Averages	0.15%	4.52%	1.46%	3.05%	0.64%	2.41%	0.02%	-0.07%	0.81%	0.77%	2.85%	0.05%	0.11%	0.00%	4.85%	1.69%	3.16%	$5,883	29.88%
Medians	0.45%	4.51%	1.44%	3.05%	0.39%	2.53%	0.00%	0.00%	0.61%	0.56%	2.73%	0.00%	0.05%	0.00%	4.79%	1.64%	3.15%	$4,812	30.02%
State of MA
Averages	0.52%	4.42%	1.26%	3.15%	0.22%	2.94%	0.01%	-0.03%	0.58%	0.56%	2.58%	0.02%	-0.01%	0.00%	4.67%	1.48%	3.19%	$6,675	28.96%
Medians	0.47%	4.55%	1.32%	3.31%	0.15%	3.16%	0.00%	-0.02%	0.48%	0.47%	2.73%	0.00%	0.01%	0.00%	4.75%	1.56%	3.36%	$5,895	31.60%
Comparable Group
Averages	0.51%	4.65%	1.53%	3.12%	0.34%	2.79%	0.01%	-0.01%	0.46%	0.46%	2.67%	0.00%	0.05%	0.00%	4.93%	1.78%	3.15%	$5,343	31.20%
Medians	0.44%	4.56%	1.55%	3.13%	0.22%	2.81%	0.00%	0.00%	0.46%	0.47%	2.73%	0.00%	0.02%	0.00%	4.89%	1.76%	3.11%	$5,393	30.51%
Comparable Group
BFED Beacon Federal Bancorp of NY	0.53%	5.00%	2.03%	2.98%	0.61%	2.37%	0.00%	0.00%	0.55%	0.55%	2.01%	0.00%	-0.06%	0.00%	5.21%	2.27%	2.94%	$7,332	36.89%
CBNJ Cape Bancorp, Inc. of NJ	1.09%	4.68%	1.28%	3.40%	0.91%	2.50%	0.00%	-0.06%	0.61%	0.54%	2.73%	0.01%	0.01%	0.00%	5.15%	1.47%	3.68%	$5,179	NM
CEBK Central Bancorp of Somerville MA (1)	0.41%	5.00%	1.62%	3.38%	0.22%	3.16%	0.00%	0.00%	0.32%	0.32%	2.86%	0.00%	-0.04%	0.00%	5.22%	1.79%	3.44%	NM	27.97%
CBNK Chicopee Bancorp, Inc. of MA	0.10%	4.40%	1.38%	3.02%	0.21%	2.81%	0.00%	-0.02%	0.48%	0.47%	3.25%	0.00%	0.04%	0.00%	4.65%	1.65%	3.00%	$4,617	NM
ESSA ESSA Bancorp, Inc. of PA	0.40%	4.46%	1.86%	2.60%	0.20%	2.40%	0.06%	0.00%	0.42%	0.48%	2.42%	0.00%	0.11%	0.00%	4.65%	2.24%	2.41%	$5,310	29.27%
ESBK Elmira Savings Bank, FSB of NY (1)	0.97%	4.56%	1.56%	3.00%	0.10%	2.89%	0.05%	0.01%	0.52%	0.59%	2.33%	0.03%	0.32%	0.00%	4.89%	1.78%	3.11%	$4,544	32.22%
HBNK Hampden Bancorp, Inc. of MA	0.33%	4.55%	1.41%	3.13%	0.26%	2.87%	0.00%	0.00%	0.46%	0.45%	2.93%	0.00%	0.08%	0.00%	4.75%	1.71%	3.04%	$5,476	29.93%
NFSB Newport Bancorp, Inc. of RI	0.44%	4.93%	1.55%	3.38%	0.21%	3.17%	0.00%	-0.02%	0.56%	0.54%	3.09%	0.00%	0.02%	0.00%	5.29%	1.76%	3.54%	$5,619	30.51%
OBAF OBA Financial Services Inc. of MD	0.22%	4.43%	1.18%	3.26%	0.30%	2.96%	0.01%	-0.02%	0.30%	0.29%	2.96%	0.00%	0.01%	0.00%	4.68%	1.52%	3.16%	$5,836	32.72%
OSHC Ocean Shore Holding Co. of NJ	0.64%	4.52%	1.62%	2.90%	0.10%	2.80%	0.00%	0.00%	0.42%	0.42%	2.14%	0.00%	-0.01%	0.00%	4.74%	1.87%	2.87%	$5,630	38.79%
THRD TF Financial Corp. of Newtown PA	0.46%	4.66%	1.33%	3.32%	0.59%	2.73%	-0.01%	-0.01%	0.40%	0.38%	2.64%	0.00%	0.13%	0.00%	4.95%	1.51%	3.44%	$3,888	22.47%

(1)	Financial information is for the quarter ending December 31, 2010.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

The Peer Group’s stronger net interest margin was realized through maintenance of a higher interest income ratio, which was partially offset by the Company’s lower interest expense ratio. The Peer Group’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (4.93% versus 4.34% for the Company), which was partially offset by the Company’s higher concentration of assets maintained in interest-earning assets. The Company’s lower interest expense ratio was supported by a lower cost of funds (1.66% versus 1.78% for the Peer Group), which was partially offset by the Peer Group’s lower level of interest-bearing liabilities. Overall, BSB Bancorp and the Peer Group reported net interest income to average assets ratios of 2.74% and 3.12%, respectively.

In another key area of core earnings strength, the Peer Group maintained a lower level of operating expenses than the Company. For the period covered in Table 3.3, the Company and the Peer Group reported operating expenses to average assets ratios of 2.78% and 2.67%, respectively. The Company’s higher operating expense ratio is reflective of the higher costs associated with operating in a large metropolitan area, as well as recent management infrastructure put into place to facilitate and implement planned growth strategies, as the Peer Group’s lower operating expense ratio was achieved notwithstanding maintenance of a comparatively lower ratio of assets per full time equivalent employees. Assets per full time equivalent employee equaled $6.4 million for BSB Bancorp versus $5.3 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, BSB Bancorp’s capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were more favorable than the Company’s. Expense coverage ratios for BSB Bancorp and the Peer Group equaled 0.99x and 1.17x, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.20% and 0.46% of BSB Bancorp’s and the Peer Group’s average assets, respectively. The Company’s relatively low earnings contribution realized from non-interest operating income is indicative of its limited diversification into areas that generate revenues from non-interest sources. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, BSB Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 94.6% was less favorable than the Peer Group’s efficiency ratio of 74.6%.

Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.13% and 0.34% of average assets, respectively. The levels of loan provisions established by both the Company and the Peer Group were indicative of their relatively favorable credit quality measures.

Net gains realized from the sale of assets had a larger impact on the Company’s earnings, as the Company and the Peer Group reported net gains equal to 0.56% and 0.05% of average assets, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Gains on the sale of securities accounted for most of the gains recorded by the Company. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a less significant impact on the Company’s earnings, as the Company and the Peer Group posted effective tax rates of 18.79% and 31.20%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 40.0%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (36.2% of assets versus 53.1% for the Peer Group). The Company maintained lower concentrations of both mortgage-backed securities and 1-4 family permanent mortgage loans relative to the Peer Group’s ratios. Loans serviced for others equaled 4.8% and 8.0% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a slightly greater influence of loan servicing income on the Peer Group’s earnings. Both the Company and the Peer Group maintained relatively modest balances of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was more significant for the Company. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (21.4% of assets), followed by consumer loans, inclusive of home equity loans and lines of credit, (12.3% of assets). Likewise, the Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (21.7% of assets), followed by commercial business loans (4.7% of assets). Lending diversification for the Company also included commercial business loans (3.1% of assets) and construction/land loans (2.8% of assets), while other areas of lending diversification for the Peer Group consisted of consumer loans (2.7% of assets) and construction/land loans (1.9% of assets). Overall, the compositions of the Company’s and the Peer Group’s assets translated into similar risk weighted assets-to-assets ratios of 69.20% and 67.11%, respectively.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, BSB Bancorp’s interest rate risk characteristics were considered to be slightly less favorable relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were below the comparable Peer Group ratios. Comparatively, the Company’s level of non-interest earning assets was lower than the Peer Group’s ratio. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2011

	Portfolio Composition as a Percent of Assets							Serviced For Others	Servicing Assets
		1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business		RWA/ Assets
Institution	MBS					Consumer
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
BSB Bancorp, Inc.	3.11%	33.10%	2.80%	21.36%	3.12%	12.34%	69.20%	$25,490	$4

All Public Companies
Averages	12.61%	33.71%	4.06%	22.37%	4.34%	1.93%	63.34%	$744,477	$7,154
Medians	10.47%	32.55%	2.95%	21.67%	3.35%	0.45%	63.91%	$35,540	$121

State of MA
Averages	12.92%	33.04%	2.95%	25.12%	5.70%	0.99%	70.85%	$67,133	$342
Medians	6.44%	32.20%	3.36%	26.05%	5.66%	0.49%	73.02%	$54,160	$125

Comparable Group
Averages	9.85%	43.26%	1.92%	21.68%	4.74%	2.69%	67.11%	$56,283	$357
Medians	8.98%	39.02%	1.91%	25.84%	4.92%	0.17%	66.29%	$43,310	$91

Comparable Group
BFED Beacon Federal Bancorp of NY	15.50%	33.60%	2.38%	17.32%	8.36%	17.01%	77.91%	$140,950	$976
CBNJ Cape Bancorp, Inc. of NJ	3.86%	31.49%	1.91%	34.84%	4.92%	0.10%	77.44%	$2,860	$8
CEBK Central Bancorp of Somerville MA (1)	3.67%	37.39%	0.09%	38.86%	0.43%	0.17%	87.80%	$80	$0
CBNK Chicopee Bancorp, Inc. of MA	0.55%	30.52%	5.67%	26.63%	13.56%	0.49%	82.45%	$77,550	$386
ESSA ESSA Bancorp, Inc. of PA	18.58%	59.45%	0.86%	5.74%	2.86%	0.17%	46.63%	$43,310	$290
ESBK Elmira Savings Bank, FSB of NY (1)	20.06%	39.02%	0.77%	9.45%	6.21%	6.68%	56.16%	$159,420	$1,279
HBNK Hampden Bancorp, Inc. of MA	18.57%	32.20%	0.85%	26.05%	5.66%	4.50%	68.42%	$54,990	$0
NFSB Newport Bancorp, Inc. of RI	9.73%	50.30%	1.91%	27.35%	0.33%	0.07%	66.29%	$3,670	$0
OBAF OBA Financial Services Inc. of MD	7.71%	45.23%	0.79%	25.84%	8.49%	0.00%	65.15%	$19,750	$91
OSHC Ocean Shore Holding Co. of NJ	1.15%	67.47%	1.97%	6.94%	0.62%	0.07%	50.73%	$3,000	$19
THRD TF Financial Corp. of Newtown PA	8.98%	49.24%	3.99%	19.43%	0.75%	0.34%	59.18%	$113,530	$878

(1)	Financial information is for the quarter ending December 31, 2010.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2011 or Most Recent Date Available

	Balance Sheet Measures
	Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
				3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Institution
	(%)	(%)	(%)	(change in net interest income is annualized in basis points)
BSB Bancorp, Inc.	8.9%	106.7%	4.1%	9	-1	1	1	6	11

All Public Companies	11.2%	106.5%	6.6%	0	1	0	1	4	6
State of MA	13.0%	111.0%	5.6%	-3	-4	1	-8	10	16

Comparable Group
Averages	12.9%	110.1%	5.7%	1	3	2	5	1	5
Medians	11.2%	108.2%	5.4%	4	5	3	5	2	2

Comparable Group
BFED Beacon Federal Bancorp of NY	10.8%	108.2%	3.9%	-2	6	9	-1	4	17
CBNJ Cape Bancorp, Inc. of NJ	11.1%	104.7%	9.7%	4	-4	3	19	-13	-1
CEBK Central Bancorp of Somerville MA (1)	8.7%	106.1%	4.1%	NA	-17	-2	12	16	9
CBNK Chicopee Bancorp, Inc. of MA	15.8%	112.3%	5.5%	6	-1	-13	5	8	23
ESSA ESSA Bancorp, Inc. of PA	14.9%	113.7%	4.5%	5	11	3	-24	-5	-1
ESBK Elmira Savings Bank, FSB of NY (1)	8.7%	106.4%	6.8%	NA	15	6	-21	-1	-4
HBNK Hampden Bancorp, Inc. of MA	16.2%	115.4%	4.5%	-7	5	-7	6	-1	11
NFSB Newport Bancorp, Inc. of RI	11.2%	105.4%	7.2%	-8	8	5	12	3	15
OBAF OBA Financial Services Inc. of MD	22.7%	123.6%	5.4%	8	21	27	48	6	-21
OSHC Ocean Shore Holding Co. of NJ	11.8%	109.8%	4.5%	-1	-8	-16	-2	-4	2
THRD TF Financial Corp. of Newtown PA	10.2%	105.8%	6.7%	7	2	2	2	2	2

(1)	Financial information is for the quarter ending December 31, 2010.

NA=Change is greater than 100 basis points during the quarter.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for BSB Bancorp and the Peer Group. In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable. Accordingly, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, BSB Bancorp and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding BSB Bancorp’s assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be less than Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.42% and 0.58%, respectively, versus comparable measures of 1.96% and 2.67% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 149.84% and 100.54%, respectively. Loss reserves maintained as percent of net loans receivable equaled 0.87% for the Company, versus 1.18% for the Peer Group. Net loan charge-offs were lower for the Company, as net loan charge-offs for the Company equaled 0.01% of loans versus 0.38% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31 , 2011 or Most Recent Date Available

Institution	REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

BSB Bancorp, Inc.	0.00%	0.42%	0.58%	0.87%	149.84%	149.84%	$53	0.01%

All Public Companies
Averages	0.56%	3.90%	4.75%	1.79%	59.10%	53.89%	$1,600	0.83%
Medians	0.20%	2.60%	3.28%	1.48%	43.55%	37.99%	$458	0.30%

State of MA
Averages	0.15%	1.55%	1.93%	1.07%	101.19%	77.11%	$458	0.26%
Medians	0.09%	0.99%	1.19%	0.99%	83.62%	74.24%	$222	0.12%

Comparable Group
Averages	0.20%	1.96%	2.67%	1.18%	100.54%	111.64%	$486	0.38%
Medians	0.08%	1.41%	2.37%	1.04%	65.14%	63.16%	$259	0.24%

Comparable Group
BFED Beacon Federal Bancorp of NY	0.01%	1.41%	1.45%	1.95%	129.81%	104.95%	$323	0.16%
CBNJ Cape Bancorp, Inc. of NJ	0.38%	5.25%	6.39%	1.67%	26.21%	23.36%	$1,906	0.97%
CEBK Central Bancrp of Somerville MA (1)	0.03%	3.42%	4.29%	0.99%	21.56%	21.40%	$56	0.06%
CBNK Chicopee Bancorp, Inc of MA	0.08%	0.99%	1.19%	0.99%	83.62%	77.25%	$222	0.20%
ESSA ESSA Bancorp, Inc. of PA	0.29%	1.92%	2.37%	1.08%	45.68%	38.79%	$259	0.14%
ESBK Elmira Svgs Bank, FSB of NY (1)	0.00%	0.43%	4.60%	0.90%	142.67%	136.32%	$232	0.30%
HBNK Hampden Bancorp, Inc. of MA	0.17%	2.52%	3.40%	1.28%	37.56%	35.01%	$1,594	1.59%
NFSB Newport Bancorp, Inc. of RI	0.08%	0.13%	0.06%	1.04%	451.74%	636.92%	$261	0.29%
OBAF OBA Financial Serv. Inc of MD	0.03%	0.97%	1.18%	0.77%	65.14%	63.16%	$171	0.24%
OSHC Ocean Shore Holding Co. of NJ	0.01%	0.69%	0.87%	0.61%	69.91%	68.75%	$0	0.00%
THRD TF Fin Corp. of Newton PA	1.17%	3.78%	3.54%	1.75%	31.99%	22.10%	$322	0.26%

(1)	Financial information is for the quarter ending December 31, 2010.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright	(c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The Federal Reserve, the FDIC, state banking agencies and other federal regulatory agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in BSB Bancorp’s operations and financial condition; (2) monitor BSB Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including BSB Bancorp’s value, or BSB Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a slightly lower concentration of loans and a slightly higher concentration of investments. The Company’s loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a similar risk weighted assets-to-assets ratio. BSB Bancorp’s funding composition reflected a slightly higher level of deposits and a similar level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Company. Overall, as a percent of assets, the Company maintained higher levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were higher for the Company, while the Peer Group maintained higher loss reserves as a percent of loans. Net loan charge-offs were a larger factor for the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was similar to the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a moderately positive factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Company operated with a higher level of cash and investment securities relative to the Peer Group (23.3% of assets versus 20.7% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be comparable to the Peer Group’s, given the fairly similar levels of borrowings currently funding the Company’s and the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly higher concentration of deposits and a similar level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Company. The Company’s lower cost of funds was supported by a deposit composition with a relatively high concentration of lower costing savings and transaction deposits. Total interest-bearing liabilities as a percent of assets were higher for the Company compared to the Peer Group’s ratio, which was attributable

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

to BSB Bancorp’s lower capital position. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, BSB Bancorp’s pro forma capital position will exceed the Peer Group’s equity-to-assets ratio. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, BSB Bancorp’s balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company’s reported earnings were similar to the Peer Group’s on a ROAA basis (0.49% of average assets versus 0.51% for the Peer Group). The Company maintained more favorable ratios for loan loss provisions, net gains and effective tax rate, which were offset by the Peer Group’s more favorable ratios for net interest income, non-interest operating income and operating expenses. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, given that non-recurring gains were a much larger contributor to the Company’s reported earnings, the Company’s pro forma reported earnings were viewed as not as strong as the Peer Group’s earnings and, thus, RP Financial concluded that reported earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a lower net interest margin, a higher operating expense ratio, a lower level of non-interest operating income and lower loan loss provisions. The Company’s lower ratio for net interest income and high ratio for operating expenses translated into a lower expense coverage ratio in

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

comparison to the Peer Group’s ratio (equal to 0.99x versus 1.17X for the Peer Group). Likewise, the Company’s efficiency ratio of 94.6% was less favorable than the Peer Group’s efficiency ratio of 74.6%. Loan loss provisions had a more significant impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a similar degree of volatility was associated with the Company’s and the Peer Group’s net interest margins. Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Peer Group, which was partially offset by the Company’s lower level of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be above the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a larger factor in the Peer Group’s earnings (0.34% of average assets versus 0.13% of average assets for the Company). In terms of future exposure to credit quality related losses, the Peer Group maintained a slightly higher concentration of assets in loans, while lending diversification into higher risk types of loans was more significant for the Company. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Company, while the Peer Group maintained higher loss reserves as a percent of loans. Overall, RP Financial concluded that credit risk was a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Peer Group maintained a more favorable interest rate spread than the Company, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and lower operating expense ratio were viewed as advantages for the Peer Group to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return on equity on a core earnings basis will continue to be less than the Peer Group’s return on equity ratio. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

On balance, BSB Bancorp’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

The Company recorded a 3.8% increase in assets, versus a 0.5% decrease in assets recorded by the Peer Group. An increase in loans accounted for most of the Company’s asset growth, which was somewhat offset by a decrease in cash and investments. Asset shrinkage for the Peer Group consisted of loans and cash and investments. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. BSB Bancorp serves the Boston metropolitan area through the main office and three additional branch locations. Operating in a relatively slow growing densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by BSB Bancorp. The competitiveness of the market area is highlighted by the Company’s relatively low market share of deposits in Middlesex County.

The Peer Group companies generally operate in less densely populated markets compared to Middlesex County, where the Company is headquartered and maintains all of its branches. Population growth for the primary market area counties served by the Peer Group companies reflect a wide range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were viewed to be fairly comparable to Middlesex County’s historical population growth rate and less than Middlesex County’s projected population growth rate. Middlesex County has a higher per capita income compared to the Peer

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

Group’s average per capita income, while the Peer Group companies also generally operate in markets with a lower cost of living than Middlesex County. The average and median deposit market shares maintained by the Peer Group companies were significantly above the Company’s market share of deposits in Middlesex County. Overall, the degree of competition faced by the Peer Group companies was viewed as significantly less than faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be not quite as strong as the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was well above the unemployment rate reflected for Middlesex County. On balance, we concluded that a moderate upward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

BSB Bancorp, Inc. and the Peer Group Companies(1)

		March 2011
	County	Unemployment
BSB Bancorp, Inc. - MA	Middlesex	6.2%

Peer Group Average		9.3%

Beacon Federal Bancorp. – NY	Onondaga	7.4%
Cape Bancorp, Inc. – NJ	Cape May	15.9
Central Bancorp, Inc. – MA	Middlesex	6.2
Chicopee Bancorp, Inc. – MA	Hampden	10.4
ESSA Bancorp, Inc. – PA	Monroe	9.5
Elmira Savings Bank – NY	Chemung	8.0
Hampden Bancorp, Inc. – MA	Hampden	10.4
Newport Bancorp, Inc. – RI	Newport	12.0
OBA Financial Services, Inc. – MD	Montgomery	5.0
Ocean Shore Holding Co. – NJ	Cape May	15.9
TF Financial Corp. – PA	Bucks	7.5

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven out of the eleven Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.90% to 4.78%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.17% as of May 13, 2011. As of May 13, 2011, approximately 62% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.63%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $31.4 million to $141.1 million as of May 13, 2011, with average and median market values of $79.9 million and $86.6 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 1.7 million to 13.3 million, with average and median shares outstanding of 6.1 million and 6.0 million, respectively. The Company’s stock offering is expected to have a pro forma market value and shares outstanding that will be fairly consistent with the Peer Group’s averages and medians. Like all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as BSB Bancorp: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Massachusetts. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks leapt to a five-month high at the start of the fourth quarter of 2010, as investors responded to signals that the Federal Reserve was poised to step in to prop up the U.S. economy. September employment data, which showed a loss of jobs and no change in the unemployment rate, translated into a mixed trading market ahead of third quarter earnings season kicking into high gear. Stocks traded unevenly in the second half of October, as investors responded to generally favorable third quarter earnings reports and concerns that the foreclosure crisis could spread into the overall economy. The Dow Jones Industrial Average (“DJIA”) surged to a two-year high in early-November, as investors were encouraged by the Federal Reserve’s plan to support the economy and better-than-expected job growth reflected in the October employment report. Stocks reversed course heading into mid-November, amid concerns over Europe’s debt problems, the potential impact of the Federal Reserve’s stimulus plan and slower growth in China. A favorable report on jobless claims hitting a two-year low helped stocks to rebound heading into late-November, which was followed by a downturn as investors remained concerned about the debt crisis in

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

Europe. Stocks rebounded in early-December, based on news reports that U.S. consumers felt more upbeat about the economic outlook, U.S. exports in October surged to their highest level in more than two years and retail sales increased in November. Stocks also benefitted from a pick-up in merger activity heading into mid-December. The DJIA moved to a two year high ahead of the Christmas holiday, with financial stocks leading the broader market higher as some announced bank mergers heightened acquisition speculation for the sector.

The broader stock market started 2011 on an upswing, fueled by reports of manufacturing activity picking up in December. Weaker than expected job growth reflected in the December employment report pulled stocks lower to close out the first week in 2011. A favorable fourth quarter earnings report by J.P. Morgan and data confirming strength in the manufacturing sector helped stocks to rebound in mid-January, with the DJIA moving to its highest close since June 2008. The positive trend in the broader stock market was sustained in late-January, which was followed by a one day sell-off as political unrest in Egypt rattled markets around the world. The DJIA ended up 2.7% for the month of January, which was its strongest January in 14 years. Stocks continued to trade higher through the first two weeks of February, as the DJIA closed higher for eight consecutive trading sessions. Strong manufacturing data for January, merger news and some favorable fourth quarter earnings reports helped to sustain the rally in the broader stock market. News that Egypt’s President resigned further boosted stocks heading into mid-February. A strong report on manufacturing activity in the Mid-Atlantic region lifted the DJIA to a fresh two and one-half year high in mid-February, which was followed by a sell-off as stocks tumbled worldwide on worries over escalating violence in Libya. Stocks recovered in late-February, as oil prices stabilized. Volatility was evident in the broader stock market in early-March, as investors reacted to some strong economic reports mixed with concerns about Middle East tensions and surging oil prices. The DJIA closed below 12000 in the second week of March, as financial markets around the world were shaken by escalating turmoil in the Middle East and surprisingly downbeat economic news out of China. Stocks climbed to close out the second week of March, as some companies benefited from expectations that the rebuilding efforts in Japan following the earthquake and tsunami would positively impact their earnings. Announcements by some large banks of intentions to increase dividends, gains in energy companies and encouraging earnings news coming out of the technology sector contributed to gains in the broader market heading into late-March. Telecom stocks led the market higher in late-March, based on expectations of more consolidation in that sector. Overall, the DJIA gained 6.4% in the first quarter, which was its best first quarter performance in twelve years.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

Stocks started out the second quarter of 2011 with gains, as investors were heartened by the March employment report which showed signs of stronger job creation and the lowest unemployment rate in two years. Investors exercised caution in early-April ahead of the potential shutdown of the U.S. Government, which provided for a narrow trading range in the broader stock market. Worries about the high cost of raw materials undercutting growth prospects and some favorable economic reports translated into a mixed stock market performance in mid-April. Strong first quarter earnings reports posted by some large technology stocks helped to lift the DJIA to a multi-year high going into the second half of April. Stocks rose following the Federal Reserve’s late-April meeting, based on indications that the Federal Reserve would not be increasing rates anytime soon. Disappointing earnings reports and lackluster economic data pressure stocks lower ahead of the April employment report. Stronger than expected job growth reflected in April employment data, along with a pick-up in deal activity, helped stocks to rebound heading into mid-May. Worries about Greece’s debt problems and a slowdown in the global economic recovery pulled stocks lower in mid-May. On May 13, 2011, the DJIA closed at 12595.75, an increase of 18.6% from one year ago and an increase of 8.8% year-to-date, and the NASDAQ closed at 2828.47, an increase of 20.5% from one year ago and an increase of 6.6% year-to-date. The Standard & Poor’s 500 Index closed at 1337.77 on May 13, 2011, an increase of 17.8% from one year ago and an increase of 6.4% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. The weak employment report for September 2010 and growing concerns about the fallout of alleged foreclosure abuses weighed on bank and thrift stocks during the first half of October, as financial stocks underperformed the broader stock market at the beginning of the fourth quarter. Some better-than-expected earnings reports provided a slight boost to bank and thrift stocks heading into the second half of October, which was followed by a downturn in late-October on lackluster economic data. Financial stocks led the market higher in early-November, which was supported by the Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds over the next eight months to stimulate the economy. Profit taking and weakness in the broader stock market pulled thrift stocks lower heading into mid-November. Ongoing concerns about debt problems in Ireland, weak housing data for home sales in October and a widening insider trading

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

investigation by the U.S. government pressured financial stocks lower heading into late-November. Favorable reports for retail sales and pending home sales helped thrift stocks move higher along with the broader stock market in early-December. Expectations of a pick-up in merger activity in the financial sector contributed to gains in the thrift sector as well during the second week of December. A report showing a rise in consumer confidence in early-December also provided a modest boost to thrift stocks heading into mid-December. Thrifts stocks benefitted from announced bank deals in the final weeks of 2010, as investors bet on an increase in financial sector merger activity in 2011.

Thrift stocks rallied along with the broader stock market at the start of 2011, as investors were encouraged by data that suggested the economic recovery was strengthening. A strong fourth quarter earnings report posted by J.P. Morgan supported gains in the financial sector in mid-January, which was followed by a downturn heading into late-January as some large banks reported weaker than expected earnings. Thrift stocks traded higher along with the broader stock market into mid-February, as financial stocks benefitted from some favorable fourth quarter earnings reports coming out of the financial sector. Financial stocks also benefitted from a rally in mortgage insurer stocks, which surged on a government proposal to shrink the size of FHA. Thrift stocks faltered along with the broader market heading into late-February, as investors grew wary of mounting violence in Libya. A report that December home prices fell to new lows in eleven major metropolitan areas further contributed to the pullback in thrift prices. Thrift prices rebounded along with the broader market in late-February. Higher oil prices and profit taking pressured thrift stocks lower in early-March. News that Bank of America was planning to increase its dividend lifted financial stocks in general in the second week of March, which was followed by a downturn amid a pullback in the broader stock market. Thrift stocks advanced on announced plans by some large banks to increase their dividends following the Federal Reserve’s completion of its “stress test”, which was followed by a slight pullback in thrift stocks heading into late-March. Home sales data for February showing sharp drop-offs in new and existing home sales contributed to decline in thrift prices. An upward revision to fourth quarter GDP helped thrift stocks to rebound slightly in late-March.

The favorable employment report for March 2011 helped thrift stocks advance along with the broader stock at the start of the second quarter of 2011. Financial stocks outpaced the broader market in early-April, based on improving conditions for the larger banks and then eased lower on growing concerns about the potential shutdown of the U.S. Government. Mixed first quarter earnings reports, which included lower first quarter revenues

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

reported by nation’s largest banks, pressured thrift stocks lower going into the second half of April. The Federal Reserve’s announcement that it will keep interest rates low for the foreseeable future helped to lift thrift stocks in late-April. Thrift stocks lagged the broader stock market heading into mid-May, as weak housing data continued to weigh on the sector. Most notably, home prices fell 3% in the first quarter of 2011, the steepest drop since 2008. Moody’s continued negative outlook on the American banking system weighed on thrift stocks as well in mid-May. On May 13, 2011, the SNL Index for all publicly-traded thrifts closed at 557.7, a decrease of 10.3% from one year ago and a decrease of 5.8% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three standard conversions and two second-step conversion have been completed during the past three months. The standard conversion offerings are considered to be more relevant for BSB Bancorp’s pro forma pricing. The average closing pro forma price/tangible book ratio of the three recent standard conversion offerings equaled 53.7%. On average, the three standard conversion offerings reflected price appreciation of 13.1% after the first week of trading. As of May 13, 2011, the three recent standard conversion offerings reflected a 12.0% increase in price on average. It should be noted, that all three of the recent standard conversions maintained higher levels of non-performing assets relative to BSB Bancorp.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares
							Excluding Foundation					% of	Benefit Plans				Initial
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Excl. Fdn.	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Franklin Financial Corp. - VA*	4/28/11	FRNK-NASDAQ	$981	13.20%	2.73%	43%	$138.9	100%	132%	1.7%	C/S	1%/3%	8.0%	4.0%	10.0%	3.0%	0.00%
Sunshine Financial, Inc. - FL	4/6/11	SSNF-OTC-BB	$150	10.03%	3.75%	33%	$12.3	100%	118%	7.1%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%
Fraternity Comm Bancorp, Inc. - MD	4/1/11	FRTR - OTC-BB	$170	9.42%	1.58%	196%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%
		Averages - Standard Conversions:	$433	10.88%	2.69%	91%	$55.7	100%	127%	4.6%	N.A.	N.A.	8.0%	4.0%	10.0%	2.9%	0.00%
		Medians - Standard Conversions:	$170	10.03%	2.73%	43%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%
Second Step Conversions
Rockville Financial New, Inc., - CT* (1)	3/4/11	RCKB-NASDAQ	$1,649	10.56%	1.07%	122%	$171.1	58%	132%	1.9%	N.A.	N.A.	4.0%	3.8%	9.5%	0.4%	0.00%
Eureka Financial Corp., - PA	3/1/11	EKFC-OTCBB	$127	11.10%	0.05%	1560%	$7.6	58%	95%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	10.5%	0.00%
		Averages -Second Step Conversions:	$888	10.83%	0.56%	841%	$89.4	58%	114%	6.5%	N.A.	N.A.	6.0%	3.9%	9.7%	5.5%	0.00%
		Medians -Second Step Conversions:	$888	10.83%	0.56%	841%	$89.4	58%	114%	6.5%	N.A.	N.A.	6.0%	3.9%	9.7%	5.5%	0.00%

		Averages - All Conversions:	$513	10.86%	1.84%	391%	$69.2	83%	122%	5.4%	N.A.	N.A.	7.2%	4.0%	9.9%	3.9%	0.00%
		Medians - All Conversions:	$170	10.56%	1.58%	122%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%

Institutional Information			Pro Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(3)(6)			Financial Charac.				Closing Price:
										First		After		After
	Conversion			Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chge	Week(4)	Chge	Month(5)	Chge	5/13/11	Chge
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Franklin Financial Corp. - VA*	4/28/11	FRNK-NASDAQ	57.3%	50.5x	13.0%	0.3%	22.7%	1.1%	$10.00	$11.97	19.7%	$11.77	17.7%	$11.80	18.0%	$11.80	18.0%
Sunshine Financial, Inc. - FL	4/6/11	SSNF-OTC-BB	49.3%	61.2x	7.7%	0.1%	15.6%	0.8%	$10.00	$11.25	12.5%	$11.00	10.0%	$11.40	14.0%	$11.40	14.0%
Fraternity Comm Bancorp, Inc. - MD	4/1/11	FRTR-OTC-BB	54.4%	NM	8.7%	-0.6%	16.0%	-3.7%	$10.00	$11.00	10.0%	$11.17	11.7%	$11.00	10.0%	$10.40	4.0%
		Averages - Standard Conversions:	53.7%	55.8x	9.8%	-0.1%	18.1%	-0.6%	$10.00	$11.41	14.1%	$11.31	13.1%	$11.40	14.0%	$11.20	12.0%
		Medians - Standard Conversions:	54.4%	55.8x	8.7%	0.1%	16.0%	0.8%	$10.00	$11.25	12.5%	$11.17	11.7%	$11.40	14.0%	$11.40	14.0%
Second Step Conversions
Rockville Financial New, Inc., - CT* (1)	3/4/11	RCKB-NASDAQ	91.0%	27.87	16.4%	0.6%	18.0%	3.3%	$10.00	$10.60	6.0%	$10.65	6.5%	$10.50	5.0%	$9.71	-2.9%
Eureka Financial Corp., - PA	3/1/11	EKFC-OTCBB	65.2%	15.87	9.9%	0.6%	15.2%	4.1%	$10.00	$12.25	22.5%	$11.75	17.5%	$12.85	28.5%	$12.65	26.5%
		Averages -Second Step Conversions:	78.1%	21.9x	13.1%	0.6%	16.6%	3.7%	$10.00	$11.43	14.3%	$11.20	12.0%	$11.68	16.8%	$11.18	11.8%
		Medians - Second Step Conversions:	78.1%	21.9x	13.1%	0.6%	16.6%	3.7%	$10.00	$11.43	14.3%	$11.20	12.0%	$11.68	16.8%	$11.18	11.8%
		Averages - All Conversions:	63.5%	38.9x	11.1%	0.2%	17.5%	1.1%	$10.00	$11.41	14.1%	$11.27	12.7%	$11.51	15.1%	$11.19	11.9%
		Medians - All Conversions:	57.3%	39.2x	9.9%	0.3%	16.0%	1.1%	$10.00	$11.25	12.5%	$11.17	11.7%	$11.40	14.0%	$11.40	14.0%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

May 13, 2011

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Shown in Table 4.3 are the current pricing ratios for the two fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange, one of which was a second-step offering. The current P/TB ratio of the fully-converted recent conversions equaled 76.61%, based on closing stock prices as of May 13, 2011.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on BSB Bancorp’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Massachusetts. As shown in Exhibit IV-4, there were 10 Massachusetts thrift acquisitions completed from the beginning of 2008 through May 13, 2011, and there were two acquisitions pending of a Massachusetts savings institution. The recent acquisition activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence BSB Bancorp’s’ stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in BSB Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

Table 4.3

Market Pricing Comparatives

Prices As of May 13, 2011

	Market		Per Share Data
	Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
	Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution	Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies	$11.06	$298.24	($0.03)	$13.11	18.38x	84.75%	10.38%	92.75%	19.87x	$0.21	1.64%	26.32%	$2,625	11.76%	11.07%	3.90%	0.06%	1.49%	-0.02%	0.60%
Converted Last 3 Months (no MHC)	$10.76	$227.62	$0.28	$14.42	34.68x	76.46%	15.21%	76.61%	26.97x	$0.13	1.34%	NM	$1,500	20.17%	20.16%	11.70%	0.20%	4.17%	0.45%	5.37%

Converted Last 3 Months (no MHC)
FRNK Franklin Financial Corp. of VA	$11.80	$168.78	$0.20	$17.44	NM	67.66%	15.33%	67.66%	NM	$0.00	0.00%	NM	$1,101	22.67%	22.67%	22.67%	-0.09%	NM	0.26%	NM
RCKB Rockville Financial New, Inc. of CT	$9.71	$286.45	$0.36	$11.39	34.68x	85.25%	15.08%	85.55%	26.97x	$0.26	2.68%	NM	$1,900	17.69%	17.64%	0.72%	0.49%	4.17%	0.63%	5.37%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, BSB Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects BSB Bancorp’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	Moderate Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the other federal regulatory agencies and state banking agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

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Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of May 13, 2011, the pro forma market value of BSB Bancorp’s conversion stock was $69,360,000 at the midpoint, equal to 6,936,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $2.455 million for the twelve months ended March 31, 2011. In deriving BSB Bancorp’s core earnings, the adjustments made to reported earnings were to eliminate gains on sale of loans of $365,000, gains on sale of investment securities of $2.954 million, loss on trading securities of $302,000 and writedown of impaired securities of $204,000 As shown below, on a tax effected basis, assuming an effective marginal tax rate of 40.0% for the earnings adjustments, the Company’s core earnings were determined to equal $767,000 for the twelve months ended March 31, 2011. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income(loss)	$2,455
Deduct: Gain on sale of loans(1)	(219)
Deduct: Gain on sale of investment securities(1)	(1,772)
Add: Loss on trading securities(1)	181
Add: Writedown of impaired securities(1)	122

Core earnings estimate	$767

(1)	Tax effected at 40.0%.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $69.4 million midpoint value equaled 28.77 times and 95.96 times, respectively, which provided for premiums of 62.36% and 370.39% relative to the Peer Group’s

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average reported and core P/E multiples of 17.72 times and 20.40 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 16.30 times and 17.41 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 76.50% and 451.18%, respectively. At the top of the super range, the Company’s reported and core P/E multiples equaled 38.15 times and 128.00 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected premiums of 115.29% and 527.45%, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected premiums of 134.05% and 635.21%, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $69.4 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 64.39%. In comparison to the average P/B and P/TB ratios for the Peer Group of 89.33% and 96.12%, the Company’s ratios reflected a discount of 27.92% on a P/B basis and a discount of 33.01% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 86.81% and 90.51%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 25.83% and 28.89, respectively. At the top of the super range, the Company’s P/B and P/TB ratios both equaled 71.79%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 19.64% and 25.31%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 17.30% and of 20.68%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s P/E multiples.

Exhibit IV-10 provides a comparative analysis of the pro forma P/TB ratios for all standard conversions completed during the past twelve months and implied P/TB discounts relative to their respective peer group’s P/TB ratios. The average and median P/TB discounts

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Table 4.4

Public Market Pricing

BSB Bancorp, Inc. and the Comparables

As of May 13, 2011

	Market		Per Share Data
	Capitalization		Core	Book						Dividends(4)
	Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout
	Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
BSB Bancorp, Inc.
Superrange	$10.00	$91.73	$0.08	$13.93	38.15x	71.79%	15.04%	71.79%	128.00x	$0.00	0.00%	0.00%
Maximum	$10.00	$79.76	$0.09	$14.67	33.13x	68.17%	13.31%	68.17%	110.80x	$0.00	0.00%	0.00%
Midpoint	$10.00	$69.36	$0.10	$15.53	28.77x	64.39%	11.76%	64.39%	95.96x	$0.00	0.00%	0.00%
Minimum	$10.00	$58.96	$0.12	$16.68	24.43x	59.95%	10.16%	59.95%	81.24x	$0.00	0.00%	0.00%

All Non-MHC Public Companies (7)
Averages	$11.52	$337.31	($0.08)	$14.21	16.94x	79.39%	9.60%	87.23%	19.06x	$0.22	1.63%	26.91%
Medians	$12.00	$62.06	$0.36	$13.70	15.53x	80.42%	9.30%	85.68%	17.24x	$0.16	1.12%	0.00%

All Non-MHC State of MA(7)
Averages	$17.56	$173.94	$0.95	$17.06	16.89x	100.02%	13.67%	108.25%	20.64x	$0.31	1.84%	37.40%
Medians	$14.38	$105.81	$0.47	$14.65	15.74x	96.22%	15.38%	104.69%	20.50x	$0.24	1.92%	48.48%

Comparable Group Averages
Averages	$14.72	$79.86	$0.64	$16.68	17.72x	89.33%	11.60%	96.12%	20.40x	$0.18	1.17%	20.10%
Medians	$14.20	$86.64	$0.74	$15.38	16.30x	86.81%	11.02%	90.51%	17.41x	$0.20	0.91%	17.39%

Comparable Group
BFED Beacon Federal Bancorp of NY	$13.51	$86.64	$0.94	$17.36	15.53x	77.82%	8.38%	77.82%	14.37x	$0.20	1.48%	22.99%
CBNJ Cape Bancorp, Inc. of NJ	$10.32	$137.40	$0.87	$10.60	11.73x	97.36%	12.94%	116.35%	11.86x	$0.00	0.00%	0.00%
CEBK Central Bancorp of Somerville MA	$18.70	$31.43	$1.04	$21.98	14.27x	85.08%	6.14%	90.51%	17.98x	$0.20	1.07%	15.27%
CBNK Chicopee Bancorp, Inc. of MA	$14.51	$86.77	$0.07	$15.38	NM	94.34%	14.92%	94.34%	NM	$0.00	0.00%	0.00%
ESSA ESSA Bancorp, Inc. of PA	$11.32	$141.14	$0.29	$13.04	32.34x	86.81%	12.90%	86.81%	39.03x	$0.20	1.77%	57.14%
ESBK Elmira Savings Bank, FSB of NY	$16.75	$32.90	$1.19	$19.31	6.81x	86.74%	6.58%	131.58%	14.08x	$0.80	4.78%	32.52%
HBNK Hampden Bancorp, Inc. of MA	$13.40	$91.11	$0.24	$13.66	NM	98.10%	15.84%	98.10%	NM	$0.12	0.90%	42.86%
NFSB Newport Bancorp, Inc. of RI	$14.20	$49.54	$0.56	$14.39	24.91x	98.68%	11.02%	98.68%	25.36x	$0.00	0.00%	0.00%
OBAF OBA Financial Services Inc. of MD	$14.80	$68.51	$0.17	$17.47	NM	84.72%	19.25%	84.72%	NM	$0.00	0.00%	0.00%
OSHC Ocean Shore Holding Co. of NJ	$12.46	$90.92	$0.74	$13.94	17.07x	89.38%	10.56%	89.38%	16.84x	$0.24	1.93%	32.88%
THRD TF Financial Corp. of Newtown PA	$21.99	$62.06	$0.93	$26.32	19.12x	83.55%	9.07%	88.99%	23.65x	$0.20	0.91%	17.39%

	Financial Characteristics(6)
	Total	Equity/	Tang Eq/	NPAs/	Reported		Core		Offering
	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Size
	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
BSB Bancorp, Inc.
Superrange	$610	20.95%	20.95%	0.36%	0.39%	1.88%	0.12%	0.56%	$89.9
Maximum	$599	19.54%	19.54%	0.37%	0.40%	2.06%	0.12%	0.62%	$78.2
Midpoint	$590	18.26%	18.26%	0.38%	0.41%	2.24%	0.12%	0.67%	$68.0
Minimum	$580	16.95%	16.95%	0.38%	0.42%	2.45%	0.13%	0.74%	$57.8

All Non-MHC Public Companies (7)
Averages	$2,805	11.73%	11.05%	3.80%	0.02%	1.31%	-0.07%	0.36%
Medians	$906	10.91%	9.71%	2.65%	0.41%	3.66%	0.29%	3.17%

All Non-MHC State of MA(7)
Averages	$1,226	14.06%	13.28%	1.37%	0.49%	4.45%	0.50%	4.31%
Medians	$807	14.91%	14.18%	0.95%	0.44%	4.13%	0.42%	3.78%

Comparable Group Averages
Averages	$701	13.44%	12.96%	1.92%	0.51%	4.31%	0.44%	3.68%
Medians	$582	11.81%	11.37%	1.41%	0.44%	4.41%	0.37%	3.85%

Comparable Group
BFED Beacon Federal Bancorp of NY	$1,034	10.77%	10.77%	1.41%	0.53%	5.17%	0.57%	5.58%
CBNJ Cape Bancorp, Inc. of NJ	$1,062	13.29%	11.37%	5.25%	1.10%	8.78%	1.09%	8.68%
CEBK Central Bancorp of Somerville MA	$512	9.10%	8.70%	3.42%	0.41%	4.85%	0.33%	3.85%
CBNK Chicopee Bancorp, Inc. of MA	$582	15.81%	15.81%	0.99%	0.10%	0.58%	0.07%	0.45%
ESSA ESSA Bancorp, Inc. of PA	$1,094	14.86%	14.86%	1.92%	0.41%	2.55%	0.34%	2.11%
ESBK Elmira Savings Bank, FSB of NY	$500	11.29%	8.94%	NA	0.97%	8.65%	0.47%	4.18%
HBNK Hampden Bancorp, Inc. of MA	$575	16.15%	16.15%	2.52%	0.33%	2.03%	0.28%	1.74%
NFSB Newport Bancorp, Inc. of RI	$450	11.17%	11.17%	0.13%	0.44%	3.98%	0.43%	3.91%
OBAF OBA Financial Services Inc. of MD	$356	22.72%	22.72%	0.97%	0.23%	1.04%	0.22%	0.98%
OSHC Ocean Shore Holding Co. of NJ	$861	11.81%	11.81%	0.69%	0.65%	5.33%	0.66%	5.40%
THRD TF Financial Corp. of Newtown PA	$684	10.86%	10.26%	NA	0.46%	4.41%	0.37%	3.56%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

equaled 22.00% and 21.43%, respectively, and the average and median one week price change for the standard conversions equaled 10.79% and 11.70%, respectively. In general, the pro forma P/TB discount to the peer group tends to increase as the peer group’s P/TB ratio approaches or exceeds 100%, given the pro forma calculation of the converting institution’s pro forma P/TB in which the resulting percentage increase in the P/TB ratio declines as the value is increased by a consistent percentage. For example, BSB Bancorp’s P/TB ratio is 7.8% higher at the midpoint compared to the minimum of the valuation range, while the P/TB ratio is only 5.6% higher at the super maximum compared to the maximum of the valuation range.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $69.4 million midpoint of the valuation range, the Company’s value equaled 11.76% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.60%, which implies a premium of 1.38% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 11.02%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 6.72%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, three standard conversion offerings were completed during the past three months. In comparison to the 53.7% average closing forma P/TB ratio of the three recent standard conversions, the Company’s P/TB ratio of 64.39% at the midpoint value reflects an implied premium of 19.91%. At the top of the super range, the Company’s P/TB ratio of 71.79% reflects an implied premium of 33.69% relative to the recent standard conversions average P/TB ratio at closing. As previously noted, all three of the recent standard conversions maintained higher levels of non-performing assets relative to BSB Bancorp. The current P/TB ratio of the only

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recent standard conversion that is publicly-traded equaled 67.66%, based on closing stock prices as of May 13, 2011. In comparison to the current P/TB ratio of the recent publicly-traded standard conversion, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 4.83% and at the top of the super range reflects an implied premium of 6.10%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 13, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $69,360,000 at the midpoint, equal to 6,936,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $58,956,000 and a maximum value of $79,764,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 5,895,600 at the minimum and 7,976,400 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $91,728,600 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 9,172,860. Based on this valuation range, the offering range is as follows: $57,800,000 at the minimum, $68,000,000 at the midpoint, $78,200,000 at the maximum and $89,930,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 5,780,000 at the minimum, 6,800,000 at the midpoint, 7,820,000 at the maximum and 8,993,000 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.